Exhibit 2.1

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

AGREEMENT AND PLAN OF MERGER

by and among

JUNO THERAPEUTICS, INC.,

X ACQUISITION CORPORATION,

X-BODY, INC.,

Brant Binder,

as Sellers’ Representative,

and

the Principal Stockholders

dated as of

June 1, 2015

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibits

Exhibit A-1	Form of Restrictive Covenants Agreement
Exhibit A-2	Form of Stock Vesting Agreement
Exhibit A-3	Key Employees
Exhibit A-4	Form of Restricted Consideration Vesting Agreement
Exhibit A-5	Form of Agreement and Joinder
Exhibit B	Form of Stockholder Consent
Exhibit C	Certificate of Merger
Exhibit D	Form of Stock/Cash Election
Exhibit E	Form of FIRPTA Certificate

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (together with the exhibits and schedules hereto, this “Agreement”), dated as of June 1, 2015, is by and among Juno Therapeutics, Inc., a Delaware corporation (“Parent”), X Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), X-Body, Inc., a Delaware corporation (the “Company”), Brant Binder solely in his capacity as the representative of the Sellers (the “Sellers’ Representative”), the principal stockholders of the Company set forth on Schedule A hereto (the “Principal Stockholders”) and each of the Sellers made a party hereto pursuant to an Agreement and Joinder.

RECITALS

WHEREAS, the Boards of Directors of each of Parent, Merger Sub and the Company believe it advisable and in the best interests of each corporation and their respective stockholders that Parent and the Company enter into a business combination transaction in accordance with the Delaware General Corporation Law (the “DGCL”) pursuant to which Merger Sub will merge with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth herein and, in furtherance thereof, have approved this Agreement and the transactions contemplated hereby, including the Merger, and recommended that their respective stockholders adopt this Agreement and approve the transactions contemplated hereby, including Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent to enter into this Agreement and in consideration for the portion of the Merger Consideration payable under this Agreement to each Principal Stockholder and Key Employee, (a) each of the Founders has entered into and delivered to Parent (i) a restrictive covenants agreement in substantially the form attached hereto as Exhibit A-1 (each a “Restrictive Covenants Agreement”), to be effective as of the Effective Time (as defined below), (ii) a consulting agreement with Parent or a subsidiary thereof, in the form provided by Parent, to be effective as of the Effective Time (the “Consulting Agreements”) and (iii) a stock vesting agreement in substantially the form attached hereto as Exhibit A-2 (each a “Stock Vesting Agreement”), to be effective as of the Effective Time; (b) each of the Persons identified on Exhibit A-3 (collectively, the “Key Employees”) has entered into (i) an “at will” employment arrangement with Parent or a subsidiary thereof pursuant to his or her execution and delivery of an offer letter (each, a “Key Employee Offer Letter”) and an At-Will Employee Agreement (each an “At-Will Employee Agreement”), in each case, in the form provided by Parent, to become effective at the Effective Time, and (ii) restricted consideration vesting agreement in substantially the form attached hereto as Exhibit A-4 (each a “Restricted Consideration Vesting Agreement”), to be effective as of the Effective Time, and (c) each of the Founders and each Key Employees has entered into and delivered an Agreement and Joinder to this Agreement in the form attached hereto as Exhibit A-5 (the “Agreement and Joinder”).

WHEREAS, in connection with Parent and Merger Sub entering into this Agreement, the holders (including the Principal Stockholders) of at least the number of shares of Company Common Stock and Series A Preferred Stock, as applicable, needed to deliver the Required Stockholder Vote (as defined below) have indicated that they expect to deliver, following the approval and adoption of this Agreement by the Board of Directors of the Company and following the execution and delivery of this Agreement, an action by written consent in the form attached hereto as Exhibit B approving and adopting this Agreement, the Ancillary Agreements (as defined below) to which the Company is or will be a party, the Merger and the other transactions contemplated hereby and thereby, pursuant to and in accordance with the applicable provisions of the DGCL and the Charter Documents (as defined below) (the “Stockholder Consent”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights, properties, Liabilities and obligations of Merger Sub in accordance with the DGCL.

Section 1.2 The Closing. Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Pacific time, on a date to be specified by the parties, which shall be no later than the fifth (5th) Business Day after satisfaction or waiver of all of the conditions set forth in ARTICLE VII of this Agreement (the “Closing Date”), at Woodside Counsel, P.C., 203 Redwood Shores Parkway, Suite 610, Redwood Shores, CA 94065, unless another time, date or place is agreed to in writing by the parties hereto, including via the electronic exchange of executed documents if the parties so agree.

Section 1.3 Effective Time. Upon the terms and subject to the conditions set forth in ARTICLE VII of this Agreement, the parties hereto shall cause the Merger to be consummated by (a) filing a certificate of merger substantially in the form attached hereto as Exhibit C (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL and (b) making all other filings, recordings or publications required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the “Effective Time”).

Section 1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects as set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, Liabilities and duties of each of the Company and Merger Sub shall attach to and become the debts, Liabilities and duties of the Surviving Corporation.

Section 1.5 Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) As of the Effective Time, the certificate of incorporation of the Company as the Surviving Corporation shall be amended and restated to read the same as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter further amended in accordance with the DGCL and as provided in such amended and restated certificate of incorporation, except that ARTICLE I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of this corporation is X-Body, Inc.”

(b) Immediately after the Effective Time, the bylaws of the Company as the Surviving Corporation shall be amended and restated to read the same as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter further amended in accordance with the DGCL and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws, except that all references to Merger Sub in the bylaws of the Surviving Corporation shall be changed to references to X-Body, Inc.

Section 1.6 Directors and Officers.

(a) The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected and qualified.

(b) The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the bylaws of the Surviving Corporation until their successors are duly appointed and qualified.

ARTICLE II

CONVERSION OF SHARES

Section 2.1 Certification; Effect of Merger on Securities of the Company.

(a) Effect on Company Capital Stock.

(i) Treatment of Company Capital Stock. Subject to the limitations of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Stockholders, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined below) and the shares described in Section 2.1(b)(ii) below) (the “Outstanding Capital Stock”) shall be cancelled and extinguished and automatically converted into the right to receive (without interest and less any applicable Tax withholding): an amount equal to the product of (A)

if such share is Series A Preferred Stock, one thousand (1,000) or, if such share is Company Common Stock, one (1), multiplied by (B) the Deemed Per Share Closing Consideration, plus each Per Share Contingent Payment, if any, subject to Section 2.4, in each case in cash and as set forth on the Spreadsheet; provided that for each share of Outstanding Capital Stock held or beneficially owned by a Principal Stockholder and any other Stockholder executing and delivering to the Parent an irrevocable stock/cash election in the form attached hereto as Exhibit D (the “Stock/Cash Election”) prior to the Closing the Deemed Per Share Closing Consideration shall be payable in the form of: (x) cash in an amount equal to such Stockholder’s pro rata portion (relative to all Stockholders who make Stock/Cash Elections) of the Base Cash Consideration remaining after payment of the applicable portion of the Base Cash Consideration to the Stockholders who do not make a Stock/Cash Election, to the holders of Units pursuant to Section 2.1(b) of this Agreement and to satisfy the Termination Payment obligation with respect to the Closing Merger Consideration and (y) shares of Parent Common Stock, valued for such purposes at the Parent Common Stock Price, in an amount equal to the difference between the Deemed Per Share Closing Consideration and the amount payable in cash, as set forth on the Spreadsheet. At the Effective Time, all such shares of Company Capital Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate or certificates which immediately prior to the Effective Time represented Outstanding Capital Stock (the “Certificates”) shall cease to have any rights with respect thereto, except the right to receive the applicable portion of the Merger Consideration.

(ii) Cancellation of Securities Owned by Company. Each Security of the Company that is owned by the Company immediately prior to the Effective Time shall be automatically cancelled and extinguished, and no consideration shall be delivered in exchange therefor.

(iii) Principal Stockholder Election. Notwithstanding anything to the contrary set forth in clause (i) above or otherwise, each of the Principal Stockholders hereby irrevocably makes and in furtherance thereof shall promptly execute and deliver to the Company a Stock/Cash Election with respect to any and all shares of Company Capital Stock held or beneficially owned by such Principal Stockholder.

(b) Treatment of Units; No Company Options.

(i) Treatment of Units. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders thereof, each Unit issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and automatically converted into the right to receive (without interest and less any applicable Tax withholding) cash in an amount equal to the excess of (A) the Deemed Per Share Closing Consideration over (B) the Deemed Per Unit Exercise Price, plus each Per Share Contingent Payment, if any, subject to Section 2.4.

(ii) Options. As of immediately prior to the Effective Time, there will be no outstanding Company Options.

(c) Treatment of Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any shares of common stock shall continue to evidence ownership of such shares of common stock of the Surviving Corporation

Section 2.2 Net Working Capital Adjustment.

(a) Definitions. In this Agreement, including for purposes of this Section 2.2(a):

“Current Assets” shall mean (i) cash and cash equivalents, including any savings and checking account balances of the Company immediately available for withdrawal after deducting any outstanding but uncashed payments, (ii) the accounts receivable net of allowance for doubtful accounts and returns of the Company, and (iii) deposits and pre-paid expenses, all determined in accordance with GAAP.

“Closing Date Liabilities” shall mean, without duplication, (i) all Liabilities of the Company that are required to be reflected as current liabilities on a balance sheet prepared in accordance with GAAP, (ii) all accrued vacation and paid time off, (iii) any Liabilities, including Taxes due or payable by the Company or Parent, arising from or relating to payments made for the Units, other than the payment of the Merger Consideration therefore as provided in Section 2.1(b)(i) above, (iv) all Liabilities specified on Schedule 2.2(a) and (v) all Merger Expenses and Company Indebtedness.

“Net Working Capital” shall mean the Current Assets less the Closing Date Liabilities of the Company, as shown on the Closing Balance Sheet.

“Target Amount” means negative two hundred thousand dollars (-$200,000).

(b) Not later than five (5) Business Days prior to the Closing Date, the Company shall prepare and deliver to the Parent a good faith estimate of the Current Assets and Closing Date Liabilities of the Company as of the close of business on the day immediately preceding the Closing Date (the “Closing Balance Sheet”). The Closing Balance Sheet shall be prepared in accordance with the provisions set forth in this subsection and shall be subject to Parent’s review, comment and approval. The Closing Balance Sheet shall be accompanied by (i) all relevant backup materials and schedules reasonably required by Parent, and (ii) a statement setting forth the amount, if any, by which the Net Working Capital is greater than or less than the Target Amount (the “Working Capital Adjustment”). If the Net Working Capital is greater than the Target Amount, then the Working Capital Adjustment shall be zero (0), and if the Net Working Capital is less than the Target Amount, then the Working Capital Adjustment shall equal the amount of such difference.

Section 2.3 Certain Additional Adjustments. The Closing Merger Consideration and each Per Share Contingent Payment, if any, (a) shall be adjusted to reflect the full effect of any stock split, reverse split, stock dividend (including any dividend or distribution or distribution of securities convertible into Company Common Stock) or other like change with respect to Company Common Stock that occurs or has a record date after the date hereof and prior to the Effective Time, and (b) shall be reduced to give effect to any inaccuracy of the representations and warranties set forth in Section 3.2 hereof that has the effect of increasing the Fully Diluted Share Number.

Section 2.4 Contingent Payments.

(a) Milestones. Subject to the limitations of this Agreement, the Sellers shall be entitled to receive from Parent, or from the Exchange Agent on behalf of Parent, payments of additional cash amounts based on realization after the Closing Date of the following Milestones:

(i) Definitions. For purposes of this Agreement, the following terms shall have the following respective meanings:

“[***] Antibody” means an antibody or antigen-binding fragment thereof that includes, [***].

“[***] Domain” means at least [***], which (i) [***] and (ii) is generated using the Milestone Company Technology. For the avoidance of doubt, the [***] generated by the Company for Parent, prior to the Effective Time, under the Research Services and License Agreement by and between the Company and Parent dated as of April 10, 2014 (and antigen-binding portions thereof), that specifically bind to [***] constitute ‘[***] Domains.’”

“[***] Domain Product” means any therapeutic product developed by or on behalf of Parent, any of its Affiliates, the Surviving Corporation or Licensee that contains a [***] Domain other than an [***] Domain.

“Earn-out Products” means the [***] Products and the [***] Products.

“Licensee” means any third party to whom Parent has [***].

“[***] Domain” means a [***] Domain that [***].

“[***] Product” means any therapeutic product that (a) is developed and sold by or on behalf of Parent, any of its Affiliates, the Surviving Corporation or any Licensee and (b) contains an [***] Domain .

“Milestones” means collectively the [***] Milestone, the [***] Milestones, the [***] Clinical [***] Milestone and the [***] Milestone.

“Milestone Company Technology” means [***].

“Milestone Intellectual Property” means Milestone Intellectual Property Rights and proprietary Milestone Technology.

“Milestone Intellectual Property Rights” means [***].

“Milestone Technology” means [***].

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Net Sales” means the amount invoiced by Parent, its Affiliates or Licensees for the sale of Earn-out Products, less the following: [***]; provided, that Net Sales shall not include [***].

“[***]” means [***].

“Royalty” or “Royalties” means the [***] Product Royalty and the [***] Product Royalty.

“[***] Domain” means [***], that (a) [***], (b) [***], and (c) is generated using the Milestone Company Technology.

“[***]”, for a [***] Domain, means that Parent, any of its Affiliates, the Surviving Corporation or a Licensee has [***].

“[***] Product” means any therapeutic product developed and sold by or on behalf of Parent, any of its Affiliates, the Surviving Corporation or Licensees that contains [***] that has realized [***].

“Target” means any individual antigen targeted by [***] Domains and/or [***] Domains.

“[***]” means [***].

(ii) Human [***] Domain Platform. With respect to each Target, upon [***] of a [***] Domain Product that contains a [***] Domain, which [***] Domain has been developed or identified prior to the [***] anniversary of the Closing Date (each, a “[***] Domain Product [***] Milestone”), Parent shall pay to the Sellers five million dollars ($5,000,000) (each payment, a “[***] Domain Target [***] Milestone Payment”) in accordance with this Section 2.4. Parent shall notify the Sellers’ Representative of the occurrence of each [***] Domain Product [***] Milestone promptly upon the achievement thereof. No more than one [***] Domain Target [***] Milestone Payment shall be made for a given Target.

(iii) [***] Platform.

(1) Upon realization, by one or more [***] Domains that are generated against and bind to [***], of [***] prior to the [***] anniversary of the Closing Date (each such realization, a “[***] Milestone”), Parent shall pay to the Sellers five million dollars ($5,000,000) (each, a “[***] Milestone Payment”) in accordance with this Section 2.4; provided, that in no event shall Parent be required to pay more than [***], in the aggregate, for [***] Milestones, and in no event shall Parent be required to pay any [***] Milestone Payment for any more than [***] Milestones. Parent shall notify the Sellers’ Representative of the occurrence of each [***] Milestone promptly upon the achievement thereof.

(2) For a therapeutic product that has been developed by or on behalf of Parent, any of its Affiliates, the Surviving Corporation or any Licensee that contains a [***] Domain for which [***] has been realized, upon the [***] prior to the [***] anniversary of the Closing Date (“[***] Clinical [***] Milestone”), Parent shall pay to the Sellers twenty-

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

five million dollars ($25,000,000) (the “[***] Clinical [***] Milestone Payment”) in accordance with this Section 2.4. In no event shall Parent be required to pay for more than one (1) [***] Clinical [***] Milestone or to make more than one [***] Clinical [***] Milestone Payment. Parent shall promptly notify the Sellers’ Representative after the [***] Clinical [***] Milestone has been satisfied.

(3) In addition, Parent shall pay to Sellers an annual royalty equal to [***] percent ([***]%) of the Net Sales of [***] Products in perpetuity (the “[***] Product Royalty”); provided, that Parent in its discretion may instead terminate its future royalty obligations at any time, on a [***] Domain -by- [***] Domain basis for payment of a one-time fee to the Sellers of [***] ($[***]), which is not creditable against accrued but unpaid royalties. The [***] Product Royalty, if due, shall be paid within [***] days following the end of the calendar year in which the applicable Net Sales occur.

(iv) [***] Domains.

(1) For a therapeutic product containing [***] Domain, upon the occurrence [***] prior to the [***] anniversary of the Closing Date: [***] (the “[***] Milestone”), Parent shall pay to the Sellers fifty million dollars ($50,000,000) (the “[***] Milestone Payment”) in accordance with this Section 2.4. In no event shall Parent be required to pay for more than one (1) [***] Milestone. Parent shall promptly notify the Sellers’ Representative after the [***] Milestone has been satisfied.

(2) In addition, Parent shall pay to Sellers an annual royalty equal to [***] percent ([***]%) of the Net Sales of [***] Products in perpetuity (the “[***] Product Royalty”); provided, that Parent in its discretion may instead terminate its future royalty obligations at any time, on an [***] Domain-by-[***] Domain basis for a one-time fee to the Sellers of [***] ($[***]), which is not creditable against accrued but unpaid royalties. The [***] Product Royalty, if due, shall be paid within [***] days following the end of the calendar year in which the applicable Net Sales occur.

(v) [***] Antibodies. For a therapeutic product that has been developed by or on behalf of Parent, any of its Affiliates, the Surviving Corporation or any Licensee and contains a [***] Antibody, upon the occurrence of [***], prior to the [***] anniversary of the Closing Date: [***] (the “[***] Milestone”), Parent shall pay to the Sellers twenty million dollars ($20,000,000) (the “[***] Milestone Payment”) in accordance with this Section 2.4. In no event shall Parent be required to pay for more than one (1) [***] Milestone. Parent shall promptly notify the Sellers’ Representative after the [***] Milestone has been satisfied.

(b) General.

(i) Payment Procedures. Within the time periods specified in Section 2.4(a), or, if there is no such period specified therein, within sixty (60) days of notification by Parent to the Seller’s Representative of the realization of a Milestone as provided therein, Parent shall pay or cause to be paid (via the Exchange Agent or otherwise) (A) the applicable Per Share Contingent Payment (without interest and less any applicable withholding Taxes) to each

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Stockholder and Incentive Plan Payee and (B) the Termination Payment (without interest and less any applicable withholding Taxes) to the Person set forth on Schedule 10.1(b), in each case in accordance with the Spreadsheet contemplated by Section 2.5; provided, however, that Parent shall have no obligation to make any payment under this Section 2.4(b) with respect to any share of Outstanding Capital Stock until such time as the applicable Certificate representing such shares has been properly surrendered in accordance with Section 2.5; provided, further, that notwithstanding the foregoing, Parent shall be permitted to effect payment of the applicable Per Share Contingent Payments to each Incentive Plan Payee through payroll of Parent or any of its subsidiaries on the next administratively practicable payroll date following the time periods for payment specified in Section 2.4(a) or this Section 2.4(b), as applicable.

(ii) Adjustments. Subject to Section 9.6(c) hereto, any Contingent Payment that is payable to the Indemnifying Parties following realization of a Milestone shall be reduced by the Offset Amount (as defined below), if any, as of the date immediately prior to the payment date of such Contingent Payment. If the aggregate amount of Damages that Parent would otherwise be entitled to set off pursuant to Section 9.6(c) and this Section 2.4(b)(ii) exceeds the applicable Contingent Payment, the excess of the amount of such Damages over such payment shall be deductible from any future Contingent Payments in accordance with the terms of Section 9.6(c) and this Section 2.4(b)(ii), without limiting any other remedies of Parent with respect thereto.

(iii) Miscellaneous.

(1) The parties hereto acknowledge and agree that Parent and its Affiliates are free to operate their business based on the business judgment of the management of each of them, and the preceding requirements to make the Contingent Payments are financial obligations that do not create or imply any obligation or commitment of Parent or its Affiliates to develop the Company Technology or commercialize the Company Products; provided that Parent shall not [***].

(2) The parties acknowledge and agree that Parent’s or the Surviving Corporation’s achievement of the Milestones are material factors in determining the valuation of the Company by Parent. Therefore, the Sellers shall have no right to receive any particular Contingent Payment (or portion thereof) unless and until the applicable Milestone is actually realized.

(3) Notwithstanding anything to the contrary set forth herein, nothing in this Section 2.4 shall (i) create any employment right or entitlement of any Person that is an employee of the Company prior to the Effective Time, or any Person that is an employee of the Surviving Corporation or Parent after the Effective Time, (ii) represent an ownership interest in Parent or the Surviving Corporation or (iii) create any fiduciary duty on the part of Parent to the Sellers with respect to the Contingent Payments.

(4) The right of the Sellers to receive any portion of any Contingent Payment (i) is solely a contractual right and is not a security for purposes of any federal or state securities Laws (and shall confer upon each Seller only the rights of a general unsecured creditor under applicable state Law), (ii) will not be represented by any form of

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

certificate or instrument, (iii) does not give any Seller any dividend rights, voting rights, liquidation rights, preemptive rights or other rights common to holders of Parent’s equity interests, (iv) is not redeemable, and (v) except for Permitted Transfers, may not be sold, assigned, gifted, conveyed, transferred or otherwise disposed of other than by operation of law (each, a “Transfer”) and any purported Transfer in violation of this clause shall be null and void.

Section 2.5 Spreadsheet; Payment and Surrender of Stock.

(a) Attached hereto as Schedule 2.5 is a spreadsheet (the “Spreadsheet”) that includes, among other things:

(i) with respect to each Stockholder: (A) such Stockholder’s name and address; (B) the class, series and number of shares of Outstanding Capital Stock held by such Person; (C) the respective certificate number(s) representing such shares; (D) the respective date(s) of acquisition of such shares; (E) the portion of the Merger Consideration to be paid to such Stockholder at the Closing in respect of such shares, including the aggregate dollar amount of cash Merger Consideration and the aggregate number of Merger Shares to be issued to such Stockholder in connection with the Closing; (F) any amounts required to be deducted, withheld, escrowed or otherwise restricted pursuant to this Agreement or the applicable Stock Vesting Agreement and if applicable, the dates of release of such restrictions; and (G) such other information as Parent or the Exchange Agent may reasonably request;

(ii) with respect to each Incentive Plan Payee: (A) the name, address and state of residence of such Person; (B) the number of Units held by such Person; (C) the aggregate dollar amount of cash Merger Consideration to be issued to such Person at Closing; (D) any amounts required to be deducted, withheld, escrowed or otherwise restricted pursuant to this Agreement or the applicable Restricted Consideration Vesting Agreement and if applicable, the dates of release of such restrictions; and (E) such other information as Parent or the Exchange Agent may reasonably request; and

(iii) the applicable Termination Payments.

(b) Not less than three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent, in a form reasonably acceptable to Parent, an updated Spreadsheet that reflects any changes permitted by this Agreement. The Spreadsheet shall be certified as true, complete and correct by the Chief Executive Officer of the Company (such certification, the “Spreadsheet Certificate”).

(c) Prior to the Effective Time, Parent and the Sellers’ Representative shall appoint an Exchange Agent to effect the delivery of Merger Consideration. No later than the Closing Date, Parent shall instruct the Exchange Agent to mail to each Stockholder designated on the Spreadsheet as receiving Merger Consideration, a letter of transmittal (the “Letters of Transmittal”) and instructions for use in effecting the surrender of Certificates representing the Outstanding Capital Stock held by such Stockholder in exchange for such holder’s portion of the Merger Consideration. Subject to the surrender of the applicable Certificate by a Stockholder to the Exchange Agent, together with a duly executed letter of transmittal (including a completed W-9 or substitute W-9, or original W-8, if applicable) and, if such Stockholder has made a

Stock/Cash Election, a duly executed Investor Representation Statement and Lock-up Agreement, the Exchange Agent shall deliver to the holder of such Certificate the applicable cash portion of the Closing Merger Consideration and Parent shall cause the applicable Merger Shares to be issued, in each case without interest and less any Tax withholdings, and any such Certificate shall forthwith be cancelled. Until surrendered as contemplated by this ARTICLE II, for any Certificates not surrendered at the Effective Time, from and after the Effective Time, each such Certificate shall be deemed to represent only the right to receive the applicable portion of the Merger Consideration determined pursuant to this Agreement then due and shall not evidence any interest in, or any right to exercise the rights of a stockholder of Parent or the Surviving Corporation. If the Merger Consideration is to be paid to a Person other than the one in whose name a Certificate surrendered in exchange therefor is registered, it shall be a condition to such payment that such Certificate be properly endorsed (or accompanied by an appropriate instrument of transfer) and accompanied by evidence that any applicable stock transfer taxes and other applicable taxes have been paid or provided for.

Section 2.6 No Fractional Shares of Parent Common Stock. No fractional shares of Parent Common Stock shall be issued in connection with the Merger. All fractional shares of Parent Common Stock that any Seller would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional shares results from such aggregation, such Seller shall be entitled to receive, in lieu thereof, an amount in cash, without interest, determined by multiplying such fractional share by the Parent Common Stock Price and rounding such amount to the nearest whole cent.

Section 2.7 No Liability. Notwithstanding anything to the contrary in this ARTICLE II, none of the Exchange Agent, the Surviving Corporation, Parent or any party hereto shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.8 Dissenting Shares; Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and which are held by Stockholders who have exercised and perfected appraisal rights for such shares in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive a portion of the Merger Consideration as described in Section 2.1. Such Stockholders shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares, unless and until such Stockholder fails to perfect or effectively withdraws or otherwise loses its appraisal rights under the DGCL. All Dissenting Shares held by Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Company Capital Stock under the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive a portion of the Merger Consideration as described in Section 2.1, without any interest thereon and less any applicable Tax withholding, upon the surrender of the certificate representing such shares of Company Capital Stock.

(b) The Company shall give Parent (i) written notice within one (1) Business Day of any demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and Proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or offer to settle or settle any such demands. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.5 to pay for any Dissenting Shares shall be returned by the Exchange Agent to Parent upon demand; provided, that Parent shall remain liable to pay or cause the Surviving Corporation to pay the applicable portion of the Merger Consideration with respect to any shares of Company Capital Stock covered by the third sentence of Section 2.8(a).

Section 2.9 No Further Ownership Rights in Securities. From and after the Effective Time, no Securities of the Company will be deemed to be outstanding, and holders of Certificates formerly representing such Securities shall cease to have any rights with respect thereto, except as provided herein or by applicable Law. At the Effective Time, the stock transfer books of Company shall be closed and no further registration or transfer of Securities shall thereafter be made, excepting for stock issued by the Surviving Corporation after the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this ARTICLE II.

Section 2.10 Lost, Stolen or Destroyed Stock. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates or stock option agreements, upon the making of an affidavit of that fact coupled with an indemnity by the holder thereof, such Merger Consideration as may be required pursuant to Section 2.1 hereof; provided, however, that the Exchange Agent, Parent or the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to the Certificates or stock option agreements alleged to have been lost, stolen or destroyed.

Section 2.11 Tax Withholding.

(a) The Company and, on its behalf, Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration, or any other payment otherwise payable pursuant to this Agreement, such amounts as may be required to be deducted and withheld under the Code, or any provision of any Federal, state, local or foreign Tax Law and to request any necessary Tax forms, including Form W-9 or substitute W-9 or the appropriate series of Form W-8, as applicable, or any similar information, and to share such forms with Parent, the Surviving Corporation and the Exchange Agent. To the extent that amounts are so deducted and withheld and paid over to the appropriate taxing authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

(b) The parties make no representations or warranties to any Seller regarding the tax treatment of the Merger, or any of the tax consequences to the Company or any Seller of this Agreement, the Merger or any of the other transactions or payments contemplated hereby.

Section 2.12 Transfer Taxes. The Sellers will pay all transfer, documentary, sales, use, stamp, registration, and other similar Taxes and all conveyance fees, recording charges and other fees and charges arising out of the transactions contemplated by this Agreement (“Transfer Taxes”) as and when due. Each of Parent and the Sellers will file all necessary Tax Returns or other documentation required to be filed by such party with respect to Transfer Taxes, and if required by applicable Law, the other parties will join in the execution of any such Tax Returns and other documentation.

Section 2.13 Further Assurances. If at any time after the Effective Time Parent or the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, assignments, instruments, assurances or any other actions or things are reasonably necessary to consummate the Merger or vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out the purpose and intent of this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments, instruments and assurances and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things reasonably necessary to consummate the Merger and to carry out the purpose and intent of this Agreement or as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation in each case, to the extent such action is not inconsistent with this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY & PRINCIPAL

STOCKHOLDERS

Except as set forth in the disclosure schedule prepared and signed by an appropriate officer of the Company and delivered to Parent prior to the execution of this Agreement (the “Disclosure Schedule”), the Company and each of the Principal Stockholders represent and warrant to Parent and Merger Sub as set forth below. The Disclosure Schedule shall be arranged in sections corresponding to the sections contained in this Agreement and the disclosure in any section of the Disclosure Schedule shall qualify the corresponding section in this Agreement and each other section in this Agreement to the extent that it is reasonably apparent on its face that such disclosure qualifies, or constitutes an exception to, such other action.

Section 3.1 Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on the business of the Company as currently being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent accurate and complete copies of the Company’s certificate of incorporation, as amended to date, and bylaws, as amended to date, each in full force and effect on the date hereof (collectively, the “Charter Documents”).

(b) Section 3.1(b) of the Disclosure Schedule lists the directors and officers of the Company.

(c) The Company has no Subsidiaries. The Company does not control, directly or indirectly, or have any direct or indirect equity or ownership interest in, or any obligations to acquire any equity securities of or make any contribution to, or debt or equity investment in, any Person.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) Thirteen Million Four Hundred Seventy-Three Thousand (13,473,000) shares of Company Common Stock, of which Two Million Eight Hundred Fifty-Seven Thousand (2,857,000) shares are issued and outstanding (none of which are Restricted Stock), and (ii) Seven Thousand Nine Hundred Fifty-Three (7,953) shares of Series A Preferred Stock (“Series A Preferred Stock”), of which Seven Thousand Twenty-Three (7,023) shares are issued and outstanding. Each share of Series A Preferred Stock is convertible into 1,000 shares of Company Common Stock. All of the outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents, or any agreement to which the Company is a party or by which it is bound. The Spreadsheet, as of the date hereof is, and as of the Effective Time, will be, true, complete and correct. As of the date hereof, the Company Capital Stock is held by the Persons with the domicile addresses (as reflected in the Company’s records) and in the amounts set forth on Section 3.2(a) of the Disclosure Schedule, which further sets forth for each such Person the percentage held by such Person relative to the total issued and outstanding shares of Company Capital Stock as of the date hereof. Except as set forth in this Section 3.2(a), the Company has no other capital stock authorized, issued or outstanding. Section 3.2(a) of the Disclosure Schedule sets forth, as of the date hereof, (i) all accrued but unpaid dividends or distributions relating to any Company Capital Stock and (ii) the aggregate per diem amount of dividends with respect to all outstanding shares of Series A Preferred Stock. As of the Effective Time, no dividends will be due or payable with respect to any shares of Company Capital Stock.

(b) All outstanding shares of Company Capital Stock have been issued in compliance with all applicable Laws, including federal securities laws and any applicable state securities or “blue sky” laws.

(c) The Company has reserved one million (1,000,000) shares of Company Common Stock for issuance pursuant to the Stock Plan, of which no Company Options to purchase shares of Company Common Stock are outstanding as of the date of this Agreement and one million (1,000,000) shares remain eligible for issuance pursuant to the Stock Plan.

(d) No Security of the Company will by its terms require an adjustment in connection with the Merger. Neither the consummation of transactions contemplated by this Agreement, nor any action taken or to be taken by the Company in connection with such transactions, will result in (i) any acceleration of exercisability or vesting, whether or not contingent on the occurrence of any event on or after consummation of the Merger, in favor of any Security of the Company, (ii) any additional benefits for any optionee under any Security of the Company, or (iii) the inability of Parent after the Effective Time to exercise any right or benefit held by the Company prior to the Effective Time with respect to any shares of Company Capital Stock or other Securities of the Company previously issued upon exercise of a Security of the Company.

(e) Except as set forth in this Section 3.2, (i) there are no Securities of the Company authorized, issued or outstanding; (ii) there are no options, warrants, calls, preemptive rights, Indebtedness having general voting rights or debt convertible into securities having such rights (“Voting Debt”), convertible securities, or subscriptions or other rights, agreements, arrangements or commitments of any character, written or oral, to which the Company or any Principal Stockholder is a party or by which the Company or any Principal Stockholder is bound, relating to issued or unissued Securities of the Company, obligating the Company or any Principal Stockholder to issue, transfer, sell, or cause to be issued, transferred, or sold, any Securities or Voting Debt of, or other equity interest in, the Company or securities convertible into or exchangeable for such equity interests, or obligating the Company to make any payment linked to the value of the Company Capital Stock or the sale price of the Company, or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, subscription, or other right, agreement, arrangement or commitment; and (iii) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Company Capital Stock or other Securities of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company.

(f) Except as set forth in Section 3.2(f) of the Disclosure Schedule and as contemplated hereby, there are no (i) voting trusts, proxies, or other agreements or understandings to which the Company is a party or as to which the Company has Knowledge with respect to the voting stock of the Company or (ii) agreements to which the Company or any Principal Stockholder is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag along” rights) of any Company Capital Stock.

(g) Immediately following the Effective Time, (i) Parent will be the sole record and beneficial holder of all issued and outstanding Securities of the Surviving Corporation and all rights to acquire or receive any Securities of the Surviving Corporation, (ii) there will be no Securities of the Company outstanding and (iii) no other Person will have any right to receive Securities of the Surviving Corporation upon exercise, conversion or vesting of Securities or otherwise.

Section 3.3 Authority.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and any Ancillary Agreements to which it is a party and, subject to receipt of the Required Shareholder Vote, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and any Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no further corporate action is necessary on the part of the Company to authorize this Agreement or any Ancillary Agreement to which it is a party or to consummate the Merger, and the other transactions contemplated hereby or thereby. This Agreement and each of the Ancillary Agreements to which the Company is a party have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the Bankruptcy and Equity Exception.

(b) Without limiting the generality of the foregoing, the Board of Directors of the Company, at a meeting duly called and held, or acting by written consent, has unanimously (i) determined that the Merger and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, the Company and the holders of Company Capital Stock, (ii) approved and adopted this Agreement, the Ancillary Agreements to which the Company is a party, the Merger, and the other transactions contemplated hereby and thereby in accordance with the provisions of the DGCL and the Charter Documents, (iii) directed that this Agreement and the Merger be submitted to the Company Stockholders for their approval and adoption, and (iv) recommended that the Company Stockholders vote in favor of the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby.

(c) The affirmative vote or consent of (i) the holders of a majority of the outstanding shares of Company Capital Stock, voting together as a single class and on an as-converted basis and (ii) a majority of the outstanding shares of Series A Preferred Stock, voting together as a single class and on an as-converted basis (the “Required Stockholder Vote”) is the only vote of the holders of any class or series of Company Capital Stock necessary under the Charter Documents and applicable Law (including the DGCL) to approve this Agreement, the Ancillary Agreements to which the Company is or will be a party, the Merger and to consummate the transaction contemplated hereby and thereby.

Section 3.4 No Conflict; Consents.

(a) The execution and delivery by the Company of this Agreement and any Ancillary Agreement to which the Company is a party, and the consummation of the Merger or any other transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under, or result in the creation of any Lien under (any such event, a “Conflict”) (i) any provision of the Charter Documents, (ii) any Contract to which the Company is a party or by which any of the Company’s properties or assets are bound, or (iii) any judgment, order, injunction, decree, statute, Law, ordinance, rule or regulation applicable to the Company or any of its properties or assets (whether tangible or intangible Section 3.4 of the Disclosure Schedule sets forth all necessary consents, waivers and approvals of parties to any Material Contracts as are required thereunder in connection with the Merger or the other transactions contemplated hereby, or for any such Material Contract to remain in full force and effect without limitation, modification or alteration after the Closing. Following the Closing, the Surviving Corporation will continue to be permitted to exercise all of its rights under the Material Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.

(b) No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement and any Ancillary Agreement to which the Company is a party or the consummation of the Merger or the other transactions contemplated hereby and thereby, except for the filing of a Certificate of Merger as provided in Section 1.3.

Section 3.5 Financial Statements.

(a) The Company has previously made available to Parent its unaudited balance sheets as of December 31, 2013 and 2014 (the 2014 balance sheet referred to as the “December Balance Sheet” and such date the “December Balance Sheet Date”) and its unaudited balance sheet as of April 30, 2015 (the “Interim Balance Sheet” and such date the “Interim Balance Sheet Date”), and the related unaudited statements of profit and loss and cash flow for the fiscal years ended 2013 and 2014 and the interim period ended April 30, 2015 (together, with the Closing Balance Sheet, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP consistently applied, and are true and correct and fairly present the financial position of the Company as of such dates and its results of operations for such fiscal periods. The Closing Balance Sheet will include all Closing Date Liabilities calculated in accordance with Section 2.2 of this Agreement.

(b) Since its date of incorporation, neither the Company nor any director, officer, employee, auditor, accountant or representative of the Company has received any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or of its internal controls over financial reporting, including any complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices. There have been no instances of fraud, whether or not material, that occurred during any period covered by the Financial Statements involving the management of the Company or other employees or consultants of the Company who have a role in preparation of the Financial Statements.

(c) Except as set forth in Section 3.5(c) of the Disclosure Schedule, the Company has no outstanding Indebtedness.

(d) The Company has no Liability as a transferee or successor of any Person, by operation of law, contract or agreement, or otherwise.

Section 3.6 Absence of Certain Changes. Since the December Balance Sheet Date, the Company has not:

(a) suffered any Company Material Adverse Effect; or

(b) taken any action prohibited by Section 5.1 hereof.

Section 3.7 Absence of Undisclosed Liabilities. The Company does not have any Liabilities, except for (a) Liabilities shown on the Interim Balance Sheet, (b) Liabilities that have arisen since the Interim Balance Sheet Date in the ordinary course of business of the Company consistent with past practice and which are similar in nature to the Liabilities that arose during the comparable period of time in the immediately preceding fiscal period and are disclosed as current Liabilities on the Spreadsheet and (c) contractual and other liabilities incurred in the ordinary course of business of the Company consistent with past practice that are not required by GAAP to be reflected on a balance sheet and that are not in the aggregate material (in each case in clauses (b) through (c), none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law).

Section 3.8 Litigation. There is no action, suit, claim, litigation, arbitration, proceeding, or investigation pending before any Governmental Entity or, to the Company’s Knowledge, threatened in which the Company is a party. The foregoing includes actions pending or threatened involving the prior employment of any of the Company’s employees, their use in connection with the business of any Intellectual Property allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Company is not a party or subject to the provisions of any judgment, order or decree of any Governmental Entity. There is no action, suit, claim, litigation, arbitration, proceeding or investigation which the Company presently intends to initiate. To the Company’s Knowledge, nothing has occurred that would reasonably be expected to give rise to a claim against the Company, or those to which the Company owes any obligation of indemnification or defense, for the violation of the rights of any third party or the violation of any Law.

Section 3.9 Compliance with Laws.

(a) Each consent, license, permit, grant or other authorization (i) pursuant to which the Company currently operates or holds any interest in any of its properties, or (ii) which is required under applicable Law for the operation of the Company’s business as currently conducted or the holding of any such interest, except for those the lack of which would not be material to the Company, has been issued or granted to the Company and is in full force and effect.

(b) The Company is in compliance with, and has not violated any applicable Law that affects the business, properties or assets of the Company and no notice, charge, claim or action has been received by the Company or, to the Company’s Knowledge, has been filed, commenced or threatened against the Company alleging any such violation.

Section 3.10 Taxes.

(a) The Company has timely filed with the appropriate Tax Authorities all Tax Returns required to be filed, and such Tax Returns are true, correct, and complete in all material respects.

(b) The Company has paid all Taxes required to be paid. All liabilities for unpaid Taxes were incurred in the ordinary course of business (other than any Taxes incurred in connection with the transactions expressly contemplated by this Agreement) and have been included as Liabilities on the Closing Balance Sheet.

(c) There are no Liens for Taxes upon any property or assets of the Company except for liens for current Taxes not yet due and payable.

(d) No Federal, state, local or foreign audits or examinations are presently pending with regard to any Taxes or Tax Returns of the Company, and no such audit or examination is threatened in writing. No material adjustments have been asserted as a result of any audit or examination which have not been resolved and fully paid. The Company has not received written notice of any claim made by a Tax Authority in a jurisdiction where the Company does not file a Tax Return, that the Company is or may be subject to taxation by that jurisdiction.

(e) No issue has been raised by any Tax Authority in any audit or examination of the Company that, if raised with respect to any other period not so audited or examined, could be reasonably expected to result in a proposed deficiency for any period not so audited or examined.

(f) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company, and no power of attorney granted by the Company with respect to any Taxes or Tax Returns is currently in force.

(g) The Company (i) has never been a member of an affiliated group (within the meaning of Section 1504 of the Code) or an affiliated, combined, consolidated, unitary, or similar group for state, local or foreign Tax purposes, other than the group of which the Company is the common parent, and (ii) has no liability for or in respect of the Taxes of another Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of Law).

(h) The Company is not a party to, is not bound by, and has no obligation under, any Tax sharing agreement, Tax allocation agreement, Tax indemnification agreement or any similar agreement, contract, or arrangement.

(i) The Company is not a party to any agreement, plan, contract or arrangement that in connection with the transactions contemplated by this Agreement could, separately or in the aggregate, fail to be deductible to Parent, Surviving Corporation, or Company by virtue of Section 162(m) or 280G of the Code.

(j) The Company has neither agreed nor is required to include in income any adjustment under Section 481(a) of the Code (or an analogous provision of Law) by reason of a change in accounting method which would have an effect on any taxable period following the Effective Time.

(k) The Company has previously made available to Parent complete and accurate copies of each of (i) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Tax Authority, (ii) the United States federal income Tax Returns, and those state, local and foreign income Tax Returns filed by the Company for the taxable periods ending on or after December 31, 2009, and (iii) any closing agreements entered into by the Company with any Tax Authority.

(l) The Company has duly and timely withheld from employee salaries, or wages or other compensation (whether or not paid in cash) and other amounts paid to creditors, independent contractors and other third parties, and has paid over to the appropriate Governmental Entity all amounts required to be so withheld and paid over for all periods under all applicable Tax or other Laws.

(m) The Company is not and has not been, at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code. None of the property or assets of the Company constitute a “United States real property interest” within the meaning of Section 897(c)(1) of the Code.

(n) The Company has never constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(o) The Company has not engaged in a reportable transaction under Treasury Regulation Section 1.6011-4(b), including any transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service (the “IRS”) has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(p) Notwithstanding anything to the contrary in this Agreement, it is agreed and understood that (i) the representations and warranties in this Section 3.10 (other than Sections 3.10(e), 3.10(g), 3.10(h), 3.10(i) and 3.10(j)) refer only to activities prior to the Closing and shall not serve as representations and warranties regarding, or a guarantee of, nor can they be relied upon with respect to, Taxes attributable to any taxable period (or portion thereof) beginning, or Tax positions taken, after the Closing Date, and (ii) no representations or guarantees are made with respect to the amount or availability of Tax attributes of the Company.

Section 3.11 Employee Benefits.

(a) Section 3.11 of the Disclosure Schedule contains a true, complete and correct list of each plan, program, policy, practice, arrangement, agreement or material understanding (whether formal or informal) providing for employment, compensation, incentive or deferred compensation, severance, relocation, retention or change of control compensation or benefits, termination pay, retirement pay, pension, profit sharing, performance awards, stock or stock-related awards, vacation, disability, death benefit, hospitalization, life or other benefits-related insurance, supplemental unemployment benefits, fringe benefits or other benefits, including each “employee benefit plan” as defined in Section 3(3) of ERISA, (i) which is or has been sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Company would be deemed a “single employer” within the meaning of Section 4001(b)(1) ERISA, for the benefit of any current or former employee, director or consultant of the Company, or (ii) with respect to which the Company would reasonably be expected to have any Liability (all the foregoing being herein referred to as “Benefit Plans”). The Company has made available to Parent a true and correct copy of all documents related to the Benefit Plans, including: (A) a copy of each written Benefit Plan (including all amendments thereto) or a written description of any Benefit Plan that is not otherwise in writing and the most recent Summary Plan Description, any Summary of Material Modifications or Form 5500 Series if required under ERISA, (B) the three most recent annual reports or Form 5500 Series filings if required under ERISA, filed with the IRS with respect each Benefit Plan, (C) each trust agreement and group annuity contract, if any, relating to such Benefit Plan, (D) the most recent actuarial report or valuation relating to each Benefit Plan subject to Title IV of ERISA or providing post-retirement health and/or life insurance benefits, (E) a current determination, opinion, advisory or notification letter received from the IRS with respect to each Benefit Plan intended to qualify under Section 401(a) of the Code and (F) all contracts relating to the Benefit Plans with respect to which the Company, or any ERISA Affiliate is reasonably likely to have any Liability, including insurance contracts, investment management agreements, and record keeping agreements.

(b) No Benefit Plans are subject to Title IV of ERISA. No event has occurred and there exists no condition or set of circumstances which are reasonably likely to occur in connection with which the Company would be subject to any material Liability (except Liability for benefits claims and funding obligations payable in the ordinary course), under ERISA, the Code or any other applicable Law.

(c) With respect to Benefit Plans, in the aggregate, there are no funded benefit obligations that require funding and for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that require funding and which have not been accounted for by reserves.

(d) Each of the Benefit Plans is and has been administered in all material respects in compliance with its terms and with applicable Laws, including ERISA, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Health Insurance Portability and Accountability Act of 1996, the Code and federal and state securities Laws.

(e) Each of the Benefit Plans that is intended to be a qualified plan within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified and nothing has occurred to cause the loss of such qualified or tax-exempt status, or the Company has applied to the IRS for such a determination prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements in which to apply for such a determination and to make any amendments necessary to obtain a favorable determination, advisory or notification letter, or has been established under a prototype or volume submitter plan for which an IRS opinion letter has been obtained by the plan sponsor or is currently pending. Each fund established under a Benefit Plan that is intended to satisfy the requirements of Section 501(c)(9) of the Code has so satisfied such requirements.

(f) The Company has no obligation for retiree health, medical or life insurance benefits under any Benefit Plan other than (i) coverage mandated by applicable Laws, (ii) death or retirement benefits under any “employee pension plan” as defined in Section 3(2) of ERISA, or (iii) benefits the full cost of which is borne by the current or former employee (or beneficiary thereof). Each Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code is in material compliance with such section.

(g) No Benefit Plan is a “multiemployer pension plan,” as such term is defined in Section 3(37) of ERISA or a “multiple employer plan” as such term is defined in Section 413(c) of the Code.

(h) Each Benefit Plan can be terminated within a period of thirty (30) days, without payment of any additional compensation or amount or the additional vesting or acceleration of any benefits.

(i) No Benefit Plan is under actual or, to the Company’s Knowledge, threatened investigation, audit or review by any Governmental Entity, or the subject of any claim, lawsuit, arbitration or other proceeding.

Section 3.12 Employment and Labor Matters.

(a) The Company is, and has at all times been, in compliance with all applicable Laws respecting labor and employment, including Laws relating to employment practices, terms and conditions of employment, equal employment opportunity, discrimination, disability, fair labor standards, workers compensation, wrongful discharge, immigration, occupational safety and health, family and medical leave, wages and hours, overtime classification, paid time off, immigration, and employee terminations, and in each case, with respect to any current or former employee (each, for purposes of this Section 3.12(a), an “Employee”), consultant, independent contractor or director of the Company or any ERISA Affiliate (each, for purposes of this Section 3.12(a), an “Advisor”): (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to such Persons, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for such Persons (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, or, to the Company’s Knowledge, threatened against the Company or any of its Employees or Advisors relating to such Persons or any Benefit Plan. There are no pending or, to the Company’s Knowledge, threatened claims or actions against the Company or any Company trustee under any worker’s compensation policy or long-term disability policy. Section 3.12(a) of the Disclosure Schedule lists all Liabilities of the Company to any Employee or Advisor, that result from the termination by the Company or Parent of such Person’s employment or provision of services, a change of control of the Company, or a combination thereof.

(b) The Company is not a party to any collective bargaining agreements, works council agreement or similar agreement and to the Knowledge of the Company, there are no labor unions or other organizations representing, purporting to represent or attempting to represent, any employee of the Company. The Company does not have any Knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any Employee or Advisor.

(c) From the enactment of the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) to the date of this Agreement, the Company has not effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company thereto, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company, nor has the Company been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. None of the Employees has suffered an “employment loss” (as defined in the WARN Act) for purposes of the WARN Act during the ninety (90) day period prior to the execution of this Agreement.

(d) Section 3.12(d) of the Disclosure Schedule contains a complete and accurate list of all current Employees and shows with respect to each such Employee (i) the Employee’s name, position held, principal place of employment, base salary or hourly wage rate, as applicable, including each Employee’s designation as either exempt or non-exempt from the overtime requirements of the Fair Labor Standards Act, and all other remuneration payable and other benefits provided by the Company or which the Company is bound to provide (whether at present or in the future) to each such Employee, including all profit sharing, incentive and bonus arrangements, (ii) the date of hire, (iii) vacation eligibility for the current calendar year (including accrued vacation from prior years), (iv) leave status , (v) visa status, (vi) accrued sick days for current calendar year, (vi) eligibility for Company car or similar benefits, (vii) any severance or termination payment (in cash or otherwise) to which any Employee could be entitled under existing contractual or other obligations, and (viii) average over-time payments per month during the preceding twelve-month period for non-exempt Employees. Section 3.12(d) of the Disclosure Schedule also contains a complete and accurate list of all former Employees involved in the development of Company Intellectual Property and shows the name, dates of service and position held by such Person at the time of termination.

(e) Section 3.12(e) of the Disclosure Schedule contains an accurate and complete list of (i) all current Advisors of the Company, (ii) the location at which such Persons have been or are providing services, (iii) the rate of all regular, bonus or any other compensation payable to such Persons, and (iv) the start and termination date of any Contract binding any such Persons. Except as set forth in Section 3.12(e) of the Disclosure Schedule, all Advisors can be terminated immediately and without notice or Liability on the part of the Company. The Company has no Liability with respect to any misclassification of any Person as an independent contractor rather than as an “employee,” including any Person leased from another employer, or with respect to any Person currently or formerly classified as exempt from overtime wages. Section 3.12(e) of the Disclosure Schedule also contains a complete and accurate list of all former Advisors involved in the development of Company Intellectual Property and shows the name, dates of service and position held of such Person at the time of termination.

(f) The Company has made available to Parent true, correct and complete copies of all written personnel policies, rules or procedures applicable to employees of the Company.

Section 3.13 Intellectual Property.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Company In-Development Products” shall mean any potential new products and services that are not yet commercially available, marketed, distributed, supported, sold, or licensed out, by or on behalf of the Company but which are currently being developed by or on behalf of the Company, including the Earn-out Products (as defined in Section 2.4 hereto).

“Company Intellectual Property” shall mean any and all Intellectual Property that is owned or purported to be owned by the Company (whether owned singularly or jointly with a third party or parties) or exclusively licensed to the Company, in each case, as used in, held for use in, or necessary for, the conduct of the business of the Company as currently being conducted.

“Company Products” shall mean all products and services that have been or are being made commercially available, marketed, distributed, supported, sold, or licensed out, by or on behalf of the Company.

“Company Registered Intellectual Property” shall mean all Registered Intellectual Property that is part of Company Intellectual Property.

“Company Sites” shall mean Internet websites owned, maintained or operated by the Company.

“Company Technology” shall mean all Technology that is owned or purported to be owned by the Company (in each case whether owned singularly or jointly with a third party or parties) or exclusively licensed to the Company.

“Infringement” or “Infringe” shall mean that a given item or activity directly or indirectly infringes, misappropriates, unlawfully dilutes, constitutes unauthorized use of, or otherwise violates the Intellectual Property Rights of, any Person.

“Intellectual Property” shall mean any and all Intellectual Property Rights and Technology.

“Intellectual Property Rights” shall mean all intellectual property, industrial property, and proprietary rights worldwide, whether registered or unregistered, including rights in and to (i) patents and other governmental grants for the protection of inventions or industrial designs, including any patent applications, whether already filed or in preparation (“Patents”), (ii) copyrights and Moral Rights (including analogous rights thereto), (iii) rights of publicity, (iv) trade secrets and know-how (including analogous rights thereto), (v) trademarks, trade names, logos, service marks, designs, emblems, signs, insignia, slogans, other similar designations of source or origin and general intangibles of like nature, together with the goodwill of the Company or its business symbolized by or associated with any of the foregoing (“Trademarks”), (vi) domain names, web addresses and other universal resource locator (URL) registrations, (vii) database rights, (viii) any registrations or applications for registration for any of the foregoing, including any provisionals, divisions, continuations, continuations-in-part, renewals, reissuances, re-examinations and extensions (as applicable), and (ix) rights to sue for past, present, and future Infringement of the rights set forth above.

“Moral Rights” shall mean moral or equivalent rights in any Intellectual Property, including the right to the integrity of the work, the right to be associated with the work as its author by name or under a pseudonym and the right to remain anonymous.

“Registered Intellectual Property” shall mean Intellectual Property that has been registered, filed, certified or otherwise perfected or recorded with or by any Governmental Entity or quasi-public legal authority (including domain name registrars), or any applications for any of the foregoing.

“Technology” shall mean (i) schematics, works of authorship including computer programs (including source code, executable code, architecture and documentation), (ii) inventions (whether or not patentable), discoveries and improvements, (iii) proprietary and confidential information, (iv) databases, including antibody libraries, data compilations and collections, and customer and technical data, (v) methods and processes, (vi) devices, prototypes, industrial and other designs and schematics, and (vii) tangible items related to, constituting, disclosing or embodying any or all of the foregoing, including all versions thereof.

(b) Intellectual Property. Section 3.13(b)(i) of the Disclosure Schedule lists all Company Registered Intellectual Property and all material unregistered Company Intellectual Property, setting forth in each case and to the extent applicable the jurisdictions in which such Company Registered Intellectual Property have been issued, or applications have been filed, the name of the owner, the application or registration number, the filing date, the date of registration and the expiration date of such Company Registered Intellectual Property. The Company has made available to Parent complete and accurate copies of all applications that are not publicly available related to each item included in the Company Registered Intellectual Property. Section 3.13(b)(ii) of the Disclosure Schedule lists any actions that must be taken by the Company within ninety (90) days after the Closing Date with respect to any of the foregoing Company Registered Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting, preserving or renewing any such Company Registered Intellectual Property. Section 3.13(b)(iii) of the Disclosure Schedule lists any proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) to which the Company is or was a party and in which claims are or were raised relating to the validity, enforceability, scope, ownership or Infringement of any of the

Company Registered Intellectual Property. Except as described in Section 3.13(b) of the Disclosure Schedule, the Company does not own or purport to own any Intellectual Property held for use in, or necessary for, the conduct of the business of the Company as currently being conducted that has been registered, filed, certified or otherwise perfected or recorded with or by any Governmental Entity or quasi-public legal authority (including domain name registrars) or any applications for any of the foregoing. With respect to each item of Company Registered Intellectual Property, except as described in Section 3.13(b) of the Disclosure Schedule, (A) all necessary registration, maintenance and renewal fees have been paid, and all necessary documents and certificates have been filed with the relevant Patent, copyright, trademark or other authorities or registrars, as the case may be, for the purposes of registering, filing, certifying, maintaining or otherwise perfecting or recording such Company Registered Intellectual Property with or by any Governmental Entity or quasi-public legal authority, as applicable; (B) each such item is currently in compliance with applicable formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use); and (C) each such item is not subject to any unpaid Taxes. [***] there are no facts, information, or circumstances, including any information or facts that would constitute prior art, that would render any of the Company Registered Intellectual Property invalid or unenforceable, or would affect any pending application for any Company Registered Intellectual Property. The Company has not misrepresented, or knowingly failed to disclose, any facts or circumstances in any application for any Company Registered Intellectual Property that would constitute fraud or a misrepresentation, based in each case on the rules of the applicable Governmental Entity or quasi-public legal authority, with respect to such application or that would otherwise affect the enforceability of any Company Registered Intellectual Property.

(c) Transferability of Intellectual Property. Following the Closing, all Company Intellectual Property will be fully transferable, alienable and licensable by Parent, the Surviving Corporation, or their respective Affiliates without restriction and without payment of any kind, or any obligation, to any third party.

(d)Title to Intellectual Property. The Company is the sole and exclusive owner or exclusive licensee, as applicable, (i) of each item of Company Intellectual Property (including all items listed in Section 3.13(b) of the Disclosure Schedule) and (ii) except for any software or other Intellectual Property licensed to the Company in any Contract listed in Section 3.13(e) of the Disclosure Schedule, of each Company Product, free and clear of any Liens except for Permitted Liens. The Company, directly or indirectly, has obtained all consents necessary or appropriate for the collection, storage and use of all human biological material incorporated or used in the Company Products or Company Technology in connection with the conduct of the business of the Company, including for the use of such materials or derivatives thereof in clinical and commercial applications (e.g., as a single chain variable fragment that serves as a binding domain for a chimeric antigen receptor T cell therapy). The Company has not received any written notice from any third party challenging or threatening to challenge the right, title or interest of the Company in, to or under Company Intellectual Property, or the validity, enforceability or claim construction, as applicable, of any Company Intellectual Property. All documents and instruments necessary to establish, perfect and maintain the rights of the Company in any Company Registered Intellectual Property have been validly executed, delivered, filed and/or recorded in a timely manner with the appropriate Governmental Entity. To the Company’s Knowledge, all Company Intellectual Property Rights in the Company

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Intellectual Property are valid, subsisting and enforceable. The Company has the sole and exclusive right to bring a claim or suit against a third party Infringement of the Company Intellectual Property and to retain for itself any damages recovered in any such action. The Company has not (A) granted any exclusive license with respect to any Company Intellectual Property to any other Person, or (B) taken any act or failed to take any action that could cause the rights of the Company in any Company Intellectual Property to enter into the public domain.

(e) Third Party Intellectual Property. Section 3.13(e) of the Disclosure Schedule lists all Contracts under which a third party licenses or provides any Intellectual Property (including covenants not to sue, non-assertion provisions or releases or immunities from suit that are applicable to such Intellectual Property, but excluding licenses to use a third party’s Trademarks for marketing or promotional activities in the context of reseller or similar agreements) to the Company. Other than Intellectual Property licensed to the Company under the licenses set forth in Section 3.13(e) of the Disclosure Schedule, (A) no third party Intellectual Property is used in or necessary for the conduct of the business of the Company [***], and (B) no third party Intellectual Property is used in or necessary for the continued development of the Company In-Development Products by the Company [***].

(f) Licenses of Company Intellectual Property. Copies of the Company’s standard form(s) of non-disclosure agreement (collectively, the “Standard Form Agreements”) are attached to Section 3.13(f) of the Disclosure Schedule. Other than non-disclosure agreements that do not differ in any material respect from the Standard Form Agreements and that have been entered into in the ordinary course of business, Section 3.13(f) of the Disclosure Schedule lists all Contracts under which the Company has granted, licensed, disclosed or provided any Company Intellectual Property to third parties, including any Contracts containing covenants not to sue, non-assertion provisions, or releases or immunities from suit with respect to Intellectual Property Rights included in the Company Intellectual Property.

(g) No Infringement. The operation of the business of the Company [***], and the design, development, use, branding, advertising, promotion, marketing, sale, distribution and licensing out of any Company Product, (i) has not and does not Infringe any Intellectual Property Rights of any Person, and (ii) with respect to Intellectual Property Rights that existed or were applied for as of the Closing Date, will not Infringe such Intellectual Property Rights of any Person [***]. The Company has not received notice from any Person claiming that such operation or any act, any Company Product, any Company Technology or any Company Intellectual Property Infringes any Intellectual Property Rights of any Person (nor does the Company have Knowledge of any current basis therefor or threat thereof). No Company Product, Company In-Development Product or Company Intellectual Property is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, provision, transfer, assignment or licensing thereof by the Company may affect the validity, registrability, use or enforceability of such Company Product, Company In-Development Product or Company Intellectual Property, as applicable.

(h) Third Party Rights. No third party that has licensed (including by means of covenant not to sue) or provided Intellectual Property to the Company that is incorporated into Company Products or Company In-Development Products has retained ownership of or license rights under any Intellectual Property in any improvements or derivative works made solely or jointly by the Company under such license.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(i) Restrictions on Business. Neither this Agreement nor the transactions contemplated hereby will cause (i) Parent, any of its Affiliates or the Company to grant to any third party any additional right to or with respect to any Intellectual Property or Company Intellectual Property owned by, or licensed to, any of them or (ii) Parent or any of its Affiliates to be obligated to pay any royalties or other fees or consideration with respect to Intellectual Property of any third party that is included in the Company Products or used in the conduct of the business of the Company in excess of those payable by the Company in the absence of this Agreement or the transactions contemplated hereby.

(j) No Third Party Infringement. To the Knowledge of the Company, no Person has Infringed any Intellectual Property Rights included in the Company Intellectual Property.

(k) Proprietary Information Agreements. Each (i) current and former officer and employee of the Company, (ii) current and former consultant and independent contractor of the Company and (iii) other individual who is or has been involved in the creation, invention or development of Intellectual Property or Company Products for or on behalf of the Company (each of (i), (ii) and (iii), a “Contributor”), has executed and delivered (and to the Company’s Knowledge is in compliance with) an agreement (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and providing for the irrevocable assignment to the Company of any Intellectual Property Rights made in the course of services performed by such Contributor for the Company, each of which has been made available to Parent (the “Proprietary Information Agreements”). No Contributor has claimed or alleged in writing, that any Proprietary Information Agreement is invalid or unenforceable and the Company has no reason to believe any such claim or allegation will be forthcoming. Without limiting the foregoing, except as described in Section 3.13(e) of the Disclosure Schedule, no Contributor owns or has any right, including the right to assert any Moral Rights, to Company Products or Company Intellectual Property, nor to the Company’s Knowledge has any Contributor made to the Company any assertions with respect to any alleged ownership or rights nor threatened any such assertion with respect to Company Products or Company Intellectual Property. To the Knowledge of the Company, no officer or Company Employee is subject to any Contract with any other Person which requires such officer or Company Employee to assign any interest in any Company Intellectual Property to such other Person.

(l) Protection of Confidential Information. The Company has taken commercially reasonable and customary steps to protect the confidentiality of confidential information and trade secrets of the Company and of any third party that has provided any confidential information to the Company.

(m) No Government Funds. No funding, facilities or resources of any (i) government, (ii) university, college or other educational institution, (iii) multi-national, bi-national or international governmental or quasi-governmental organization or (iv) governmental or non-profit research center was used in the development of the Company Products or Company Intellectual Property.

(n) [***]

(o) [***]

Section 3.14 Material Contracts.

(a) Except as set forth in Section 3.14 of the Disclosure Schedule (organized by the appropriate paragraph and applicable subsection), the Company is not a party to any of the following types of Contracts under which the Company has any remaining rights or obligations:

(i) any Contract that (A) limits or restricts the ability of the Company or any of its Affiliates (or, after giving effect to the Merger, Parent, the Surviving Corporation or any of their Affiliates) to compete in any business or with any Person in any geographical area or otherwise restricts the operations or business of such Persons, (B) requires the Company or any of its Affiliates (or, after giving effect to the Merger, Parent, the Surviving Corporation or any of their Affiliates) to conduct any business on a “most favored nations basis” with any Person or (C) provides for exclusivity or any similar requirement in favor of any Person;

(ii) any employment, independent contractor or consulting Contract with an employee, independent contractor, consultant, or salesperson, or any Contract to grant any severance or termination pay (in cash or otherwise) to any such Person;

(iii) any Contract, including any Benefit Plan, any of the benefits of which will become payable, be increased or accelerated by the consummation of, or calculated on the basis of, any of the transactions contemplated by this Agreement;

(iv) any lease of personal property or other Contract affecting the ownership of, leasing of, or other interest in, any personal property and involving future payments in excess of $50,000 in the aggregate;

(v) any power of attorney or surety or guarantee agreement or other similar undertaking with respect to contractual performance;

(vi) any Contract relating to capital expenditures and involving future payments in excess of $10,000 individually or $50,000 in the aggregate;

(vii) any Contract relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business, other than as expressly contemplated by this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, including the Merger;

(viii) any Contract relating to the incurrence of Indebtedness by the Company or any extension of credit by the Company to any Person other than advances to Employees for travel or similar expenses in the ordinary course of business consistent with past practice;

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(ix) any Contract that involves performance of services or delivery of software, goods or materials by or to the Company of an amount or value in excess of $10,000 individually or $50,000 in the aggregate;

(x) any dealer, distribution, joint marketing, joint venture, partnership, strategic alliance, affiliate or development agreement or outsourcing arrangement;

(xi) any Contract relating to the research, development, clinical trial, manufacturing, distribution, supply, marketing or co-promotion of any Company Products other than purchase orders for goods effected in the ordinary course of business consistent with past practice;

(xii) any stand-alone nondisclosure, confidentiality or similar stand-alone agreement;

(xiii) any Contract which contains a non-solicit or no-hire provision that restricts the Company or any of its Affiliates;

(xiv) any joint defense, common interest or similar agreement with any Person;

(xv) any Contract other than those described in any of clauses (i) – (xiv) of this Section 3.14(a) that provides for indemnification or defense by the Company of any other Person; or

(xvi) any other Contracts or restrictions that are material to the business, financial condition, working capital, assets, Liabilities, reserves or operations of the Company.

Each Contract required to be disclosed on Section 3.14 of the Disclosure Schedule or Sections 3.13(e), 3.13(f), 3.17 and 3.20 of the Disclosure Schedule is referred to herein as a “Material Contract” and collectively, the “Material Contracts”).

(b) Each Material Contract to which the Company is a party or any of its properties or assets (whether tangible or intangible) is subject is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, and is in full force and effect as of the date hereof with respect to the Company and, to the Knowledge of the Company, any other party thereto, subject to the Bankruptcy and Equity Exception. Except as set forth in Section 3.14(b) of the Disclosure Schedule, the Company is in compliance in all material respects with, has performed all material obligations required to have been performed by Company under, and has not materially breached, violated or defaulted under, or received written notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any Material Contract, nor, to the Knowledge of the Company, is any party obligated to the Company pursuant to any Material Contract in material breach, violation or default thereunder, nor does the Company have Knowledge of any presently existing facts or circumstances that, with the lapse of time, giving of notice, or both would constitute such a breach, violation or default by the Company or any such other party. Neither the Company nor any other party thereto has given notice to cancel or otherwise terminate any Material Contract and no event has occurred or failed to occur which (i) would reasonably be expected to result in the cancellation or termination of any Material Contract, or (ii) would entitle any such person to terminate any Material Contract, in each case other than the expiration of a Material Contract by its terms.

(c) All Indebtedness of the Company may be prepaid without penalty, premium or other costs of any kind beyond principal and accrued interest. No Indebtedness of the Company contains any restriction upon (i) the incurrence of Indebtedness by the Company, or (ii) the ability of the Company to grant any Lien on its properties or assets.

Section 3.15 Insurance.

(a) Section 3.15(a) of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of the Effective Time will have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies will remain in full force and effect through the Closing, without the payment of additional premiums and will not be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement, subject to the terms of Section 5.11 of this Agreement.

(b) All pending claims, if any, made against the Company that are covered by insurance have been disclosed to and accepted by the appropriate insurance companies and are being defended by such appropriate insurance companies and are described in Section 3.15(b) of the Disclosure Schedule; no claim has been denied. During the last six (6) months, no policy of the Company has been cancelled by the issuer thereof. During the last six (6) months, the Company has not been refused any insurance nor has coverage been limited by any insurance carrier.

Section 3.16 Title to Properties; Encumbrances. The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the tangible properties and assets, real and personal, used or held for use in the conduct of the business of the Company as currently conducted, free and clear of any Liens, except Permitted Liens. The equipment of the Company, taken as a whole, is in good operating condition and repair, reasonable wear and tear excepted.

Section 3.17 Real Property. The Company does not own and has never owned any real property. Except as set forth in Section 3.17 of the Disclosure Schedule, the Company has not entered into, and is not bound by, any lease, lease guaranty, sublease, agreement for the leasing, use or occupancy of, or otherwise granting a right in or relating to any real property.

Section 3.18 Environmental Matters.

(a) For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Environmental Laws” shall mean any federal, state or local Laws (including common law) applicable to the Company that regulate the protection of the environment,

exposure of any individual to Hazardous Materials, or that regulate the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use or recycling of Hazardous Materials, including the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended, and the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended.

“Hazardous Materials” shall mean any material, chemical, gas, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “infectious waste,” “medical waste,” “biomedical waste,” “pollutant,” “toxic pollutant,” or “contaminant” or that is otherwise regulated under Environmental Law.

(b) (i) The Company has complied in all material respects with all applicable Environmental Laws, holds all material environmental permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary for the conduct of the business of the Company and is in compliance in all material respects with respect thereto; (ii) none of the tangible property or assets (real, personal or mixed) currently owned, leased or operated by the Company (including soils, groundwater, surface water, buildings or other structures) are contaminated with any Hazardous Materials, as a result of the Company’s use or occupation of such property or assets or, to the Knowledge of the Company, otherwise, in a manner that could result in material Liability to, or a corrective action obligation on the part of, the Company; (iii) the Company is not subject to material Liability for any Hazardous Materials disposal or contamination by the Company on any third party property; (iv) the Company has not received any written notice alleging that the Company may be in violation of or subject to material Liability under any applicable Environmental Law; (v) the Company is not a party to, or named in, any order, decree, injunction or other agreement with any Governmental Entity relating to material Liability of the Company under any Environmental Law or relating to Hazardous Materials; and (vi) the Company has made available to Parent copies of all written environmental reports, studies and sampling data in its possession relating to the Company or any of its property or assets.

Section 3.19 Accounts Receivable. All accounts receivable of the Company reflected on the Interim Balance Sheet arose in the ordinary course of business, are carried at values determined in accordance with GAAP, as consistently applied by the Company, and are not subject to any valid set-off or counterclaim, and do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement. No Person has any Lien (other than Permitted Liens) on any accounts receivable of the Company and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company. Section 3.19 of the Disclosure Schedule sets forth the aging of the Company’s accounts receivable.

Section 3.20 Transactions with Affiliates.

(a) For purposes of this Section 3.20, the term “Affiliated Person” means (i) any holder of Company Capital Stock, (ii) any director, officer or employee of the Company, (iii) any Person that directly or indirectly Controls, is Controlled by, or is under common Control with the Company or (iv) any member of the immediate family of any of such natural Persons described in the preceding clauses (i), (ii) or (iii) and any Person that directly or indirectly Controls, is Controlled by, or is under common Control with any such immediate family member. For the purposes of this Section 3.20, “Control”, means the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise or the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interests of such Person; and the terms “Controlling” and “Controlled” have meanings that correspond to the foregoing.

(b) Except as set forth in Section 3.20(b) of the Disclosure Schedule, the Company has not, in the ordinary course of business or otherwise, (i) purchased, leased or otherwise acquired any property or assets or obtained any services from, (ii) sold, leased or otherwise disposed of any property or assets or provided any services to (except with respect to remuneration for services rendered in the ordinary course of business as director, officer or employee of the Company), (iii) entered into or modified in any manner any Contract with or (iv) borrowed any money from, or made or forgiven any loan or other advance (other than expenses or similar advances made in the ordinary course of business) to, any Affiliated Person.

(c) Except as set forth in Section 3.20(c) of the Disclosure Schedule, (i) the Contracts of the Company do not include any obligation or commitment between the Company and any Affiliated Person, (ii) the assets of the Company do not include any receivable or other obligation or commitment from any Affiliated Person to the Company and (iii) the liabilities of the Company do not include any payable or other obligation or commitment from the Company to any Affiliated Person.

(d) All Contracts, agreements and arrangements set forth in Section 3.20(b) and (c) of the Disclosure Schedule were entered into on an arms’-length basis.

Section 3.21 Regulatory Compliance.

(a) All submissions made to Regulatory Authorities by the Company with respect to the Company Products have complied in all material respects with all applicable Laws. The Company is not subject to an FDA consent decree or any similar order of a Regulatory Authority or Governmental Entity. The Company has not received any written notice or any other form of written communication, or, to the Knowledge of the Company, any other notice or communication, from any Regulatory Authority asserting any violation of, or failure to comply with, any applicable Laws applicable to the manufacture, use, sale or investigation of any Company Products, including any FDA Form 483, Warning Letter or any other adverse action or notice from the FDA, or other applicable Regulatory Authorities.

(b) All Company Products that are subject to the jurisdiction of the FDA have been and are being manufactured, labeled, stored and tested in compliance in all material respects with all applicable requirements under the federal Food and Drug and Cosmetic Act (“FDCA”), the Public Health Service Act, their applicable implementing regulations, and all comparable state and other applicable Laws. The Company is reasonably monitoring clinical trial sites participating in any Company-sponsored trial for their compliance with the foregoing regulations and/or applicable Laws.

(c) All pre-clinical and clinical trials and all preclinical research, clinical development and manufacturing activities conducted by or on behalf of the Company have been and are being conducted in compliance in all material respects with applicable requirements of, as applicable, Good Clinical Practice regulations, and all applicable Laws relating to protection of human subjects, including those contained in 21 CFR Parts 50 and 56, good laboratory practice requirements and standards of 21 C.F.R. part 58, and, in each case, any comparable state and other applicable Laws.

(d) All manufacturing operations conducted by, or, to the Company’s Knowledge, for the benefit of, the Company with respect to Company Products being used in human clinical trials have been and are being conducted in all material respects in accordance with the FDA’s cGMP regulations. In addition, the Company is in compliance in all material respects with all applicable registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 CFR Part 207 and all similar applicable Laws.

(e) Neither the Company nor any representative of the Company nor, to the Knowledge of the Company, any of its licensees or assignees of Company Intellectual Property Rights has received any written notice that the FDA or any other Governmental Entity has initiated, or threatened to initiate, any action to suspend any clinical trial, or suspend or terminate any investigational new drug application or any comparable foreign regulatory application, in each case sponsored by the Company with respect to any Company Product, or to recall or suspend the manufacture of any Company Product.

(f) Neither the Company nor, to the Knowledge of the Company, any of its officers, key employees, or agents acting for the Company, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Additionally, neither the Company, nor any officer, employee or, to the Knowledge of the Company, agent of the Company has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar state or foreign applicable Law or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar state or foreign applicable Law.

(g) All animal studies or other preclinical tests performed by or on behalf of the Company either (i) have been conducted in all material respects in accordance with applicable Good Laboratory Practice regulations as described in 21 CFR Part 58 or comparable foreign applicable Laws or (ii) if not required to be conducted in accordance with Good Laboratory Practices, have employed the procedures and controls generally used by qualified experts in animal or preclinical study of products comparable to those being developed by the Company.

(h) The Company has made available to Parent each annual report filed by the Company with the FDA, or any similar state or non-U.S. Regulatory Authority with respect to the Company Products. The Company has made available to Parent in an accurate and complete manner all clinical data from completed clinical trials (including all adverse events) in the possession or control of to the Company regarding the Company Products. The Company has made available to Parent all reports of monitoring visits of clinical studies sponsored by the Company, all internal, third party and FDA audits of clinical studies sponsored by the Company and all internal, third party and FDA audits related to compliance with applicable FDA requirements by the Company, in each case to the extent that reports are in the possession or control of the Company. The Company has made available to Parent accurate and complete copies of: (i) each IND and each similar state or non-U.S. regulatory filing made on behalf of the Company, including all related supplements, amendments and annual reports; and (ii) all correspondence and minutes of meetings or memoranda of meetings or regulatory contacts with a Regulatory Authority that concerns any Company Product.

(i) There are no proceedings pending with respect to a violation by the Company of the FDCA, FDA regulations adopted thereunder, the Controlled Substance Act or any other applicable Law promulgated by any other United States Governmental Entity.

(j) No failure to comply with the applicable requirements of Good Clinical Practice regulations, or any applicable Law relating to protection of human subjects, including those contained in 21 CFR Parts 50 and 56, good laboratory practice requirements and standards of 21 C.F.R. part 58, and, in each case, any comparable state and foreign applicable Laws, has adversely affected the integrity, in the aggregate, of data collected in the pre-clinical or clinical trials, preclinical research, clinical development and manufacturing activities conducted by or on behalf of the Company, or the overall conclusions of any such trial or research.

Section 3.22 Suppliers. Set forth in Section 3.22 of the Disclosure Schedule is a list of names and addresses of the top ten (10) suppliers of the Company (the “Company Suppliers”) and the aggregate amount of purchases by the Company from each Company Supplier during the fiscal year ended December 31, 2014. Except as set forth in Section 3.22 of the Disclosure Schedule, there exists no actual or threatened in writing, or, to the Knowledge of the Company, otherwise threatened, termination or cancellation of, or any material and adverse change to, the business relationship of the Company with any Company Supplier.

Section 3.23 Product Liability. The Company has not received any written claim and to the Knowledge of the Company any other claim, for or based upon breach of product warranty, strict liability in tort, negligent manufacture of product, negligent provision of services or any product complaint, adverse event report or any other similar allegation of liability, arising from the materials, design, testing, manufacture, packaging or labeling (including instructions for use) of the Company Products or from the provision of services.

Section 3.24 Healthcare Data Privacy and Security.

(a) The Company (i) has operated its business in material compliance with all applicable Laws and contractual requirements relating to medical records and medical information privacy that regulate or limit the maintenance, use, disclosure or transmission of medical records, patient information or other personal information made available to or collected by the Company in connection with the operation of its business (the “Healthcare Data Requirements”), (ii) has implemented any confidentiality, security and other protective measures required by the Healthcare Data Requirements and applicable to the Company and (iii) if and to the extent applicable to the Company, has implemented or will have implemented, upon effectiveness prior to Closing, all such measures required by the Standards for Privacy of Individually Identifiable Health Information at 45 C.F.R. Parts 160 and 164 (subparts A and E), the Security Standards at 45 C.F.R. Parts 160 and 164 (subparts A and C), the Standards for Electronic Transactions and Code Sets at 45 C.F.R. Parts 160 and 162 promulgated under HIPAA, the Health Information Technology for Economic and Clinical Health Act (Pub. L. No. 111-5) (“HITECH”) and HITECH implementing regulations. The Company is and has at all times been in material compliance with the applicable privacy and security requirements of HIPAA and HITECH.

(b) All Personal Data and all Protected Health Information, if any, that the Company has shared, or will share in connection with the acquisition contemplated by this Agreement, with Parent, or that the Surviving Corporation will hold at the Effective Time, has been collected, maintained and used at all times by the Company in material compliance with (i) the requirements of all applicable Laws, (ii) the requirements of Contracts to which the Company is a party and (iii) policies and practices relating to Personal Data that the Company has communicated to persons about whom the Personal Data relates.

Section 3.25 Unlawful Payments.

(a) Neither the Company nor, to the Knowledge of the Company, any manager, director, officer, agent, employee or other person acting on behalf of or in the name of the Company with authority to do so has: (i) offered or used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to any political campaign or activity; (ii) offered or made a direct or indirect unlawful payment or conveyance of something of value to any foreign or domestic government official, employee or political candidate or established or maintained any unlawful or unrecorded funds; (iii) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”) or any equivalent to the FCPA or concerning such unlawful payments or gifts in any jurisdiction; (iv) offered or given any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment or gift of money or anything of value to any foreign or domestic government official or employee of any Governmental Entity; (v) received any unlawful discounts or rebates in violation of any applicable Law relating to antitrust or competition; or (vi) breached or waived any applicable foreign, federal or state law regarding business conduct, or any code of ethics promulgated by an applicable pharmaceutical industry representative organization or trade organization applicable to the business of the Company as currently conducted regarding business conduct.

(b) Neither the Company nor, to the Knowledge of the Company, any manager, director, officer, agent, distributor, employee or other person acting on behalf of or in the name of the Company: (i) is, or is owned or controlled by, a person subject to the sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or included on any list of restricted entities, persons or organizations published by the government of the United States of America including the List of Specially Designated Nationals and Blocked Persons, Denied Persons

List, Entities List, Debarred Parties List, Excluded Parties List and Terrorism Exclusion List, or any similar applicable Law (any such person, a “Restricted Party”) or (ii) has engaged in any unlicensed transaction with any Restricted Party or has otherwise been in breach of any such sanctions, export controls, restrictions or any similar foreign, federal or state applicable Law. The Company and each of its directors, officers, employees, agents and representatives are, and at all times have acted in compliance with, and have not violated any Trade Law. The Company has not received notice that it has been the subject of any investigation, complaint or claim of any violation of any Trade Law by any Governmental Entity.

Section 3.26 Brokers or Finders; Merger Expenses. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with the origination, negotiation or execution of this Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement on behalf of the Company. True and correct copies of all agreements between the Company and any Person mentioned in Section 3.26 of the Disclosure Schedule, including any fee arrangements, have been made available to Parent. Any Merger Expenses accrued as of the date hereof, and all Merger Expenses estimated in good faith by the Company as of the date hereof to be payable as of the Closing Date, are set forth in Section 3.26 of the Disclosure Schedule. All Merger Expenses paid or payable as of the Closing Date or thereafter are set forth in the Statement of Expenses.

Section 3.27 Information in Disclosure Documents. None of the information supplied by the Company for inclusion or incorporation by reference in the information provided to Stockholders relating to the Stockholder Consent, this Agreement, the Merger or any transaction contemplated hereby, at the time it was provided to the Stockholders and at the time of the consent solicitation in connection with the Merger, (a) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or (b) failed to comply with applicable Law in any material respect.

Section 3.28 State Takeover Statutes. The Board of Directors of the Company has taken all action necessary to ensure that any restrictions on business combinations contained in the DGCL (including Section 203 of the DGCL) or any other applicable Law will not apply to the Merger and the other transactions contemplated by this Agreement. No other “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any antitakeover provision in the Charter Documents is, or at the Effective Time will be, applicable to the Company, the shares of Company Capital Stock, the Merger or the other transactions contemplated by this Agreement.

Section 3.29 Complete Copies of Materials. The Company has made available to Parent true and complete copies of each document listed on the Disclosure Schedule.

Section 3.30 Full Disclosure. No representation or warranty by the Company and the Principal Stockholders in this Agreement and no statement contained in any schedule or certificate furnished or to be furnished by the Company to Parent, or any of its representatives pursuant to the provisions hereof, contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure schedule prepared and signed by an appropriate officer of Parent and delivered to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub represent and warrant to the Company and the Sellers that the following representations and warranties are true and correct as of the date hereof. The Parent Disclosure Schedule shall be arranged in sections corresponding to the sections contained in this Agreement and the disclosure in any section of the Parent Disclosure Schedule shall qualify the corresponding section in this Agreement and each other section in this Agreement to the extent that it is reasonably apparent on its face that such disclosure qualifies, or constitutes an exception to, such other action.

Section 4.1 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its respective assets and properties and to carry on its respective business as being conducted as of the date of this Agreement. Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not be reasonably expected to have a material adverse effect on the business or assets of Parent or Merger Sub.

Section 4.2 Authority Relative to this Agreement. Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby have been duly and validly authorized by the respective Boards of Directors of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger, except for the approval of this Agreement and the transaction contemplated hereby by Parent as the sole stockholder of Merger Sub. This Agreement has been duly executed by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding agreement of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.3 Merger Shares. All Merger Shares will be, when issued in accordance with the terms hereof, voting stock that is duly authorized, validly issued, fully paid and non-assessable, free and clear of any Liens created by Parent (including restrictions on rights of disposition) and not subject to any preemptive rights created by statute, the organizational documents of Parent or any Contract to which Parent is a party or by which it is bound, except as otherwise set forth in or contemplated by this Agreement and the Ancillary Agreements and applicable securities Laws.

Section 4.4 SEC Documents; Financial Statements. Since December 19, 2014, Parent has timely filed or furnished all forms, reports, schedules, statements and other documents required to be filed or furnished by it with the SEC, together with all certifications required pursuant to the Sarbanes-Oxley Act (these documents, as supplemented or amended since the time of filing, and together with all information incorporated by reference therein and schedules and exhibits thereto, collectively, the “Parent SEC Reports”). As of their respective filing dates, each Parent SEC Report and all Parent SEC Reports filed after the date hereof but before the Closing complied or, if filed after the date hereof, will comply in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable, and the rules and regulations of the SEC thereunder, except to the extent corrected by a Parent SEC Report filed subsequently (but prior to the date hereof). The financial statements of Parent, including the notes thereto, included in the Parent SEC Reports (the “Parent Financial Statements”) comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto.

Section 4.5 Absence of Certain Changes. Except as expressly contemplated by this Agreement, between the date of Parent’s most recent quarterly report on Form 10-Q required to be filed with the SEC and the date of this Agreement, there has not occurred any Parent Material Adverse Effect.

Section 4.6 Litigation. There is no action, suit or proceeding pending or, to Parent’s knowledge, threatened against Parent that questions the validity of this Agreement or the Ancillary Agreements, or the right of Parent or Merger Sub to enter into this Agreement or any Ancillary Agreement, or to consummate the transactions contemplated hereby or thereby.

Section 4.7 Activities of Merger Sub. Merger Sub was formed for the purpose of participating in the Merger as contemplated in this Agreement. Merger Sub has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

ARTICLE V

COVENANTS OF THE COMPANY AND THE STOCKHOLDERS

The Company covenants and agrees to perform as follows:

Section 5.1 Conduct of Business of the Company. During the period from the date of this Agreement until the earlier of termination of this Agreement and the Effective Time, the Company agrees to use reasonable best efforts (i) to conduct its operations only in the ordinary and usual course of business and consistent with past practices and (ii) to preserve intact its present business organization, keep available the services of its present officers, employees and consultants and preserve its present relationships with licensors, licensees, customers, suppliers, employees and others having business relationships with it. Without limiting the generality of the foregoing, the Company hereafter shall not, directly or indirectly, prior to the earlier of termination of this Agreement and the Effective Time, without the prior written consent of Parent:

(a) propose or adopt any amendment to or otherwise change the Charter Documents;

(b) authorize for issuance, sale, pledge, disposition or encumbrance, or issue, sell, accelerate, pledge, dispose of or encumber any Company Capital Stock, Option or any other Securities of, or ownership interest in, the Company (other than the exercise of Options in accordance with the terms thereof), or amend any of the terms of any such Securities or agreements outstanding on the date hereof;

(c) (i) reclassify, combine, split or subdivide any shares of Company Capital Stock; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of Company Capital Stock; or (iii) redeem, purchase or otherwise acquire, or propose or offer to redeem, purchase or otherwise acquire, any outstanding Company Capital Stock or other Securities of the Company;

(d) organize any new subsidiary, acquire any equity securities of any Person or acquire any equity or ownership interest (financial or otherwise) in any business;

(e) (i) incur, assume or prepay any material Liability, except for Liabilities not in the aggregate more than $10,000 or as expressly directed by Parent; (ii) incur any Indebtedness or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any third party; (iii) make any loans, advances or capital contributions to, or investments in, any third party; (iv) mortgage or pledge any of its material properties or assets, tangible or intangible, or create or suffer to exist any Lien, other than Permitted Liens, thereupon; or (v) authorize any new capital expenditures for property, plant and equipment;

(f) cancel any debts or waive, release or relinquish any contract rights or other rights of substantial value other than in the ordinary course of business, consistent with past practices;

(g) sell, transfer, or otherwise dispose of any of material properties or assets (real, personal or mixed, tangible or intangible);

(h) (i) make any change in the compensation of or payable to any of its directors, officers, employees, agents or consultants or to Persons providing management services to the Company, or (ii) enter into or amend, in any material respect, any Benefit Plan;

(i) (i) terminate, fail to renew, abandon, cancel, fail to maintain, permit to lapse, fail to continue to prosecute or defend or dedicate to the public domain any Company Intellectual Property; (ii) license (except for non-exclusive licenses in the ordinary course of business consistent with past practice) or otherwise transfer, dispose of any Company Intellectual Property or any rights in Company Intellectual Property, or dispose of or disclose to any Person any trade secret, formula, process or know-how not theretofore a matter of public knowledge other than in the ordinary course of business consistent with past practice and subject to appropriate confidentiality restrictions or (iii) enter into any Contract with respect to or otherwise binding upon any Company Intellectual Property;

(j) enter into, modify or amend in any material respect or terminate, or waive or release or assign any material rights or claims under any Material Contract, except in the ordinary course of business consistent with past practice;

(k) authorize, recommend, propose or enter into or announce an intention to authorize, recommend, propose or enter into an agreement, understanding, confidentiality agreement, term sheet, letter of intent, agreement-in-principle or a definitive agreement with respect to any merger, consolidation, liquidation, dissolution, or business combination, any acquisition of a material amount of property or assets or securities, or any disposition of a material amount of property or assets or securities;

(l) make any change with respect to accounting policies or procedures in effect as of the Company’s fiscal year ended December 31, 2014, except as required by Law or GAAP;

(m) pay, discharge or satisfy any material claims or Liabilities other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practices, of Liabilities reflected or reserved against in the Financial Statements;

(n) file any amendment to any Tax Return or make any election relating to Taxes, change any election relating to Taxes already made, adopt or change any accounting method relating to Taxes, enter into any closing agreement relating to Taxes, settle any claim or assessment relating to Taxes or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment;

(o) enter into any agreement to indemnify or hold harmless any Person, except as specifically directed by Parent; or

(p) commit or agree (in writing or otherwise) to take any of the foregoing actions that would cause the failure of any condition set forth in ARTICLE VII.

Section 5.2 Access; Confidentiality.

(a) The Company shall afford to the officers, employees, accountants, counsel and other Representatives of Parent, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not materially disrupt or interfere with the Company’s operations, from the date hereof until the Effective Time or termination of this Agreement, to all of the properties, books, contracts, commitments and records of the Company and, during such period, the Company shall furnish promptly to Parent all other information concerning its business, properties and personnel as Parent may reasonably request.

(b) The Company and the Principal Stockholders hereby agree that all non-public information disclosed by Parent (or its Representatives), whether before or after the date hereof, in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement or, if applicable, in connection with any disputes or arbitration proceedings shall be kept confidential under the terms of the confidential disclosure agreement, effective as of February 1, 2015, by and between Parent and the Company (the “Confidential Disclosure Agreement”) and no such information shall be used by any such Persons other than as contemplated by this Agreement. In this regard, the Company and the Principal Stockholders acknowledge that Parent’s common stock is publicly traded and that any information obtained during the course of due diligence and negotiation of this Agreement and the Ancillary Agreements could be considered to be material non-public information within the meaning of federal and state securities Laws. Accordingly, the Company and the Principal Stockholders acknowledge and agree that such Persons and their Representatives shall not engage in any discussions, correspondence or transactions in Parent’s common stock in violation of applicable securities Laws.

Section 5.3 No Solicitation of Competing Transaction.

(a) Neither the Company nor any Principal Stockholder shall (and neither the Company nor any Principal Stockholder shall authorize or permit any Affiliate of the Company or any of its or their respective directors, officers, employees, representatives and agents, including investment bankers, attorneys and accountants, to), directly or indirectly, solicit offers from, negotiate or enter into discussions with, knowingly encourage, contact, respond to, enable or provide financial or operational or other non-public information to, any Person or group (other than Parent or any of its Affiliates or representatives) for the purpose of determining any interest in acquiring any of the Securities or material assets of the Company, whether by investment, merger, tender offer, exchange offer, sale of assets or similar transactions involving the Company or any division or operating or principal business unit of the Company (an “Acquisition Proposal”). The Company will immediately communicate to Parent the existence and terms of any proposal, discussion, negotiation or inquiry which it may receive (and will promptly provide to Parent copies of any written materials received by the Company in connection with such proposal, discussion, negotiation or inquiry), including the identity of the party making such proposal or inquiry or engaging in such discussion or negotiation [***].

(b) Upon receipt of the Required Stockholder Vote, (i) neither the Board of Directors of the Company nor any committee thereof thereafter shall (A) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Board of Directors of the Company or any committee thereof of this Agreement or the Merger, (B) approve or recommend or propose to approve or recommend, any Acquisition Proposal, or (C) enter into any agreement with respect to any Acquisition Proposal, and (ii) no Principal Stockholder shall revoke or rescind his, her or its Stockholder Consent approving this Agreement or the Merger or enter into any agreement with respect to any Acquisition Proposal.

(c) The parties hereto agree that irreparable damage would occur if the provisions of this Section 5.3 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.3 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Section 5.4 Subsequent Financial Statements. As soon as such information becomes available, and in any event not later than thirty (30) days after the end of each fiscal month, the Company shall provide to Parent an unaudited balance sheet as of the end of such month and the related statements of results of operations and statements of cash flows for such period together with a list of the ages and amounts of all accounts and notes due and uncollected as of the end of such month.

Section 5.5 Stockholder Approval; Consents; Notices.

(a) On the date hereof, the Company shall complete the preparation of an information statement concerning the Merger for the Stockholders, together with a copy of Section 262 of the DGCL (the “Stockholder Information Statement”), in form and substance reasonably acceptable to Parent and its counsel and in accordance with applicable Laws and the Charter Documents, including the Stockholder Consent. The Company shall use reasonable best efforts to secure after the execution and delivery of this Agreement (but no later than twenty-four (24) hours thereafter), the delivery of the Stockholder Consent, which shall constitute the Required Stockholder Vote.

(b) Promptly following execution of this Agreement, the Company shall deliver the Stockholder Information Statement to all remaining holders of the Company Capital Stock. The Company shall use all reasonable efforts to obtain approval by all remaining holders of Company Capital Stock of this Agreement, the Ancillary Agreements to which the Company is or will be a party, the Merger, and the other transactions contemplated hereby and thereby and to cause such Stockholders to execute the Stockholder Consent on or prior to the Closing Date. The solicitation of such consents shall be conducted in accordance with applicable Laws and the Charter Documents.

Section 5.6 Voting and Transfer of Shares.

(a) Each Principal Stockholder shall vote all shares of Company Capital Stock beneficially owned by such Person in favor of this Agreement, the Merger and the transactions contemplated hereby at any solicitation of Stockholders, whether by meeting or consent, and against any Acquisition Proposal submitted to the Stockholders of the Company during the term of this Agreement that may serve as an alternative to, or otherwise defer, delay, deter or preclude the consummation of the Merger.

(b) No Principal Stockholder shall sell, transfer, assign or hypothecate the shares of its Common Stock or other Securities of the Company or take any action that would result in any of the conditions to the Closing not being satisfied or that would delay their satisfaction.

Section 5.7 Third Party Consents; Notices; Terminations.

(a) The Company shall use reasonable best efforts to obtain, prior to the Closing Date, all necessary consents, waivers and approvals of any parties to any Contract as are required thereunder in connection with the Merger or for any such Contracts to remain in full force and effect, all of which are required to be listed in Section 3.4 of the Disclosure Schedule, so as to preserve all rights of, and benefits to, the Surviving Corporation under such Contract from and after the Closing. Such consents, waivers and approvals shall be in a form reasonably acceptable to Parent, without any additional payment therefor.

(b) The Company shall send each of the notices set forth in Schedule 5.7(b) promptly following the date hereof.

(c) The Company shall terminate each of the Contracts set forth in Schedule 5.7(c), effective as of the Effective Time.

Section 5.8 280G Consent; Waiver.

(a) The Company shall use reasonable best efforts to obtain and deliver to Parent, prior to the initiation of the procedure described in Section 5.8(b), an excess parachute payment waiver, in the form approved by Parent (which approval shall not be unreasonably withheld, conditioned or delayed) (“280G Consent and Waiver”) from each Person who the Company reasonably believes is, with respect to the Company, a “disqualified individual” (within the meaning of Section 280G of the Code) with respect to the Merger and who would otherwise receive or have the right or entitlement to receive a “parachute payment” (as defined in Section 280G(b)(2) of the Code) from the Company, or, to the Company’s Knowledge, from Parent, under Section 280G of the Code as a result of the Closing or the consummation of the Merger (including in connection with certain changes in any such Person’s employment circumstances following the consummation of the Merger). By the execution of such waiver agreement, the Person executing the waiver shall agree to waive all of his or her right and entitlement to receive (or if already paid, his or her right and entitlement to keep) any portion of such “parachute payments” which would cause the Person executing the waiver to receive an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code), unless the Stockholders approve such waived payments in accordance with Section 280G(b)(5)(A)(ii) of the Code.

(b) The Company shall submit the payments which are waived pursuant to the waiver agreements described in Section 5.8(a) to its Stockholders for their approval in accordance with all applicable requirements of such Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations.

Section 5.9 Employee Offer Letters; Consulting Agreements

(a) Except for the Founders, prior to the Closing Date, each of the Company’s Employees shall be offered an “at will” employment arrangement with Parent or the Surviving Corporation, to be effective immediately after the Closing, pursuant to his or her execution and delivery of a Key Employee Offer Letter and At-Will Employee Agreement.

(b) Prior to the Closing Date, each of the Founders shall execute and deliver a Consulting Agreement.

Section 5.10 Termination of Certain Employee Benefit Plans.

(a) Effective as of no later than the day immediately preceding the Closing Date, the Company shall terminate any and all Benefit Plans intended to include a Code Section 401(k) arrangement (a “401(k) Plan”). No later than two (2) Business Days prior to the Closing Date, the Company shall provide Parent with evidence that each 401(k) Plan has been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company. The form and substance of such resolutions shall be subject to review and reasonable approval of Parent. In the event that termination of a 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then such charges or fees shall be included in Merger Expenses of the Company and shall be the responsibility of the Company, and the Company shall take such actions as are necessary to reasonably estimate the amount of such charges or fees and provide such estimate in writing to Parent no later than five (5) Business Days prior to the Closing.

Section 5.11 Indemnification of Directors and Officers.

(a) From the Effective Time through the sixth (6th) anniversary of the Closing Date, the Surviving Corporation shall indemnify the officers and directors of the Company pursuant to the terms of Section 8 of the Company’s Certificate of Incorporation, dated February 11, 2008, as in effect on the date of this Agreement; provided, that such indemnification shall be limited to the extent of remaining available coverage under the “tail” insurance policy contemplated under Section 5.11(b) of the this Agreement, notwithstanding anything to the contrary in the Company’s certificate of incorporation or bylaws or any other agreement or understanding between the Company and such Persons.

(b) Prior to the Effective Time, the Company shall have obtained a prepaid policy or policies (i.e., a “tail” insurance policy), which shall be effective as of the Effective Time, with a claims period of six (6) years from and after the Effective Time, on term acceptable to Parent with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement and the transactions contemplated hereby). Neither Parent nor the Surviving Corporation shall terminate the insurance policy referred to in the preceding sentence prior to the expiration of the term of such policy. Any payments with respect to such tail coverage that are not made by the Company prior to or concurrent with the Closing, shall be deemed Merger Expenses.

Section 5.12 Insurance. The Company will, on written request from Parent, cancel insurance policies (if possible) effective as of the Closing Date, and request any premium refund, if available. In the event the Closing does not occur prior to the expiration date for any policy listed in Section 3.15(a) of the Disclosure Schedule, the Company shall promptly notify Parent and use all reasonable efforts to renew such policy (including procuring the same type of coverage from a different insurer, at the Company’s reasonable discretion). Following renewal, the Company will promptly provide copies of any such policies to Parent.

Section 5.13 Merger Expenses. The Company shall provide Parent with (a) a statement showing detail of all unpaid Merger Expenses, together with (b) all relevant supporting documentation, including final invoices, for such expenses and any additional information reasonably requested by Parent and (c) written payment instructions for each of the Merger Expenses, not less than three (3) Business Days prior to the Closing Date in form reasonably satisfactory to Parent and certified as true and correct as of the Closing Date by the Company’s Chief Executive Officer (the “Statement of Expenses”).

Section 5.14 FIRPTA Certificate. At or prior to Closing, the Company shall have delivered to Parent a form of notice to the IRS in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) in substantially the form of Exhibit E hereto (the “FIRPTA Certificate”) along with written authorization for Parent to deliver such FIRPTA Certificate to the IRS on behalf of the Company upon the Closing. If the Company has not delivered such FIRPTA Certificate to Parent at or prior to Closing, Parent’s sole remedy shall be to withhold from the Merger Consideration any amounts that it is required to withhold under applicable Law along with any Damages related thereto.

Section 5.15 State Takeover Statutes. In the event that any “fair price,” “moratorium,” “control share acquisition,” or other anti-takeover statute or regulation or any anti-takeover provision of the Charter Documents is or becomes, or at the Effective Time will be, applicable to the Company, shares of Company Capital Stock, the Merger or the other transactions contemplated by this Agreement, the Company, at the direction of its Board of Directors, Parent and Merger Sub shall use their respective reasonable best efforts to ensure that the Merger and the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement, and otherwise to minimize the effect of such statute or regulation on this Agreement and the transactions contemplated hereby.

Section 5.16 Reasonable Efforts. Prior to the Closing, upon the terms and subject to the conditions set forth in this Agreement, the Company and each of the Principal Stockholders agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (i) taking all reasonable acts necessary to cause the conditions precedent set forth in ARTICLE VIII to be satisfied, (ii) obtaining all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and taking all commercially reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) obtaining all necessary consents, approvals or waivers from third parties, and (iv) execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

Section 5.17 Additional Post-Closing Matters. Following the Closing, the Company shall take each of the actions set forth on Schedule 5.17.

ARTICLE VI

OTHER COVENANTS

Section 6.1 Public Disclosure. Any public announcement, press release or similar publicity, including the filing of this Agreement with the Securities and Exchange Commission, and the transactions contemplated hereby, will be issued, if at all, at such time and in such manner as Parent determines. Each of the Company, the Principal Stockholders and the Sellers’ Representative shall not (and, prior to the Effective Time, the Company shall use reasonable best efforts to cause any Company Representative to refrain from), directly or indirectly, issue or make any statement or communication to any third party (other than its or their respective legal, accounting, and financial advisors that are bound by confidentiality restrictions) regarding the existence or subject matter of this Agreement or the transactions contemplated hereby (including any claim or dispute arising out of or related to this Agreement, or the interpretation, making, performance, breach or termination hereof and the reasons therefor) without the consent of Parent, except (a) to the extent such disclosure is required by applicable Law, in which case the Company, or the Sellers’ Representative, as the case may be, shall promptly notify Parent of such disclosure and cooperate at Parent’s expense with Parent to the extent practicable so as to seek to limit the information disclosed to the information required by applicable Law to be disclosed and will, to the extent practicable and at Parent’s expense, seek to obtain a protective order over, or confidential treatment of such information, or (b) for disclosures in dispute resolution proceedings to the courts or arbitrators involved in such proceedings; provided, that such proceedings are brought in compliance with this Agreement, including Section 9.6, and to other Persons involved in such proceedings (e.g., attorneys and expert witnesses) that are bound by confidentiality restrictions.

Section 6.2 Notification of Certain Matters. The Company or Parent, as the case may be, shall give prompt notice to the other party following receipt of knowledge of (a) the occurrence (or non-occurrence) of any event that would be likely to cause any representation or warranty of the Company or Parent, respectively and as the case may be, contained in this Agreement to be untrue or inaccurate at or prior to the Closing such that any condition in ARTICLE VII would not be satisfied, and (b) the occurrence of any material failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder such that any condition in ARTICLE VII would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.2 shall not limit or otherwise affect the remedies available to either party hereunder or affect or be deemed to modify any provisions of this Agreement or an Ancillary Agreement.

Section 6.3 Tax Matters.

(a) Tax Periods Ending on or Before the Closing Date. Parent shall prepare and cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date that are filed after the Closing Date. Such Tax Returns shall be prepared, subject to the requirements of applicable Law, in accordance with past practice of the Company and shall be subject to the Sellers’ Representative’s approval (which approval shall not be unreasonably withheld or delayed) and shall be delivered to the Sellers’ Representative at least seventy five (75) days prior to the due date in the case of income Tax Returns, and at least thirty (30) days prior to the due date (or if, as of the Closing Date, less than thirty (30) days remain before filing is due, one third ( 1⁄3) of the days remaining between the Closing Date and the filing due date) in the case of any other Tax Returns, for review and approval. Within ten (10) Business Days following the delivery of such Tax Return to the Sellers’ Representative, the Sellers’ Representative shall notify Parent of any dispute of any item contained therein, which notice shall set forth in reasonable detail the basis for such dispute. If the Sellers’ Representative fails to notify Parent of any dispute within such ten (10) Business Day period, such Tax Return shall be deemed to be accepted by the Sellers’ Representative. If the Sellers’ Representative notifies Parent in writing of any objection regarding such Tax Return within the time periods set forth in this Section 6.3(a), Parent and the Sellers’ Representative shall cooperate in good faith to resolve such dispute as promptly as possible. If Parent and the Sellers’ Representative are unable to resolve the dispute within ten (10) Business Days after receipt of such objection, the Sellers’ Representative shall submit such disputed items to the Independent Accounting Firm for resolution. The Independent Accounting Firm shall, within forty-five (45) calendar days following its selection, deliver to Parent and the Sellers’ Representative a written report setting forth its determination as to such disputed items (and only such disputed items), and its determinations will be conclusive and binding upon the parties thereto for the purposes hereof. The fees and disbursements of the Independent Accounting Firm shall be apportioned equally (50/50) between the Sellers’ Representative (on behalf of the Sellers), on the one hand, and Parent, on the other hand.

(b) Taxable Periods Beginning Before and Ending After the Closing Date. Parent shall prepare and cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods beginning before the Closing Date and ending after the Closing Date. Such Tax Returns shall be prepared, subject to the requirements of applicable Law, in accordance with the past practice of the Company and shall be subject to the Sellers’ Representative’s approval (which approval shall not be unreasonably withheld or delayed) and shall be delivered to the Sellers’ Representative at least seventy five (75) days prior to the due date in the case of income Tax Returns, and at least thirty (30) days prior to the due date (or if, as of the Closing Date, less than thirty (30) days remain before filing is due, one third ( 1⁄3) of the days remaining between the Closing Date and the filing due date) in the case of other Tax Returns, for review and approval. Within ten (10) Business Days following the delivery of such Tax Return to the Sellers’ Representative, the Sellers’ Representative shall notify Parent of any dispute of any item contained therein, which notice shall set forth in reasonable detail the basis for such dispute. If the Sellers’ Representative fails to notify Parent of any dispute within such ten (10) Business Day period, such Tax Return shall be deemed to be accepted by the Sellers’ Representative. If the Sellers’ Representative notifies Parent in writing of any objection regarding such Tax Return within the time periods set forth in this Section 6.3(b), Parent and the Sellers’ Representative shall cooperate in good faith to resolve such dispute as promptly as possible. If Parent and the Sellers’ Representative are unable to resolve the dispute within ten (10) Business Days after receipt of such objection, the Sellers’ Representative shall submit such disputed items to the Independent Accounting Firm for resolution. The Independent Accounting Firm shall, within forty-five (45) calendar days following its selection, deliver to Parent and the Sellers’ Representative a written report setting forth its determination as to such disputed items (and only such disputed items), and its determinations will be conclusive and binding upon the parties thereto for the purposes hereof. The fees and disbursements of the Independent Accounting Firm shall be apportioned equally (50/50) between the Sellers’ Representative (on behalf of the Sellers), on the one hand, and Parent, on the other hand.

(c) For purposes of calculating the Taxes attributable to any Pre-Closing Tax Period in the case of a Straddle Period: (i) the real, personal and intangible property Taxes (and any other Taxes imposed on a periodic basis) of the Company for such Straddle Period shall equal the amount of such Tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on and including the Closing Date and the denominator of which is the number of days in such Straddle Period; and (ii) all other Taxes of the Company (other than Transfer Taxes) for such Straddle Period shall equal the amount due for such other Taxes as if the Company had performed an interim closing of the books as of the close of business on the Closing Date; provided, however, that transactions that occur on the Closing Date but after the Closing and that are not incurred in the ordinary course of business of the Company shall be considered to be attributable to the period that commences on the day following the Closing Date. For purposes of this Agreement, a “Straddle Period” means any taxable period beginning on or prior to the Closing Date and ending after the Closing Date. For purposes of calculating the Taxes attributable to any Pre-Closing Tax Period in the case of a Straddle Period, the amount of any item that is taken into account only once for each taxable period (e.g., the benefit of graduated Tax rates, exemption amounts) shall be allocated to the Pre-Closing Tax Period in proportion to the number of days in the portion of the Straddle Period ending on and including the Closing Date.

(d) Post-Closing Actions. Parent shall not (and shall not cause or permit the Company or any Affiliate to) file, amend, re-file or otherwise modify any Tax Return or Tax election relating in whole or in part to the Company or agree to the waiver or any extension of the statute of limitations, in each case with respect to any taxable period (or portion thereof) ending on or before the Closing Date, without the prior written consent of the Sellers’ Representative (which consent shall not be unreasonably withheld or delayed).

(e) Taxable Periods Beginning and Ending After the Closing Date. Parent shall be responsible for, and shall have sole discretion with respect to, all Tax Returns required to be filed by the Company with respect to any taxable period that begins after the Closing Date.

(f) Cooperation and Assistance. Parent and the Sellers’ Representative shall provide each other with such cooperation and assistance as may be reasonably requested by either of them in connection with the preparation of any Tax Return and the conduct of any Tax Contest for any taxable period for which one party could reasonably require the assistance of the other party in obtaining necessary information, and until the seventh (7th) anniversary of the Closing Date, and each will retain and provide the other with any records or information which may be necessary for such Tax Return or Tax Contest. Parent and the Sellers’ Representative further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person and take any other actions, in each case, as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated hereby.

ARTICLE VII

CONDITIONS

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following:

(a) This Agreement, the Ancillary Agreements to which the Company is or will be a party, the Merger, and the other transactions contemplated hereby and thereby shall have been approved and adopted by the Required Stockholder Vote in accordance with applicable Law and the Charter Documents, which approval shall remain in full force and effect.

(b) All consents or approvals of any Governmental Entity required to be obtained in connection with the transactions contemplated by this Agreement under applicable Law pertaining to antitrust or competition shall have been obtained.

(c) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement.

Section 7.2 Conditions of Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions, unless waived specifically in writing by the Company:

(a) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (disregarding any materiality or Parent Material Adverse Effect qualifiers contained in such representations and warranties), except, (i) for those representations and warranties that refer to facts existing at a specific date, which shall be true and correct in all material respects as of that date (disregarding any materiality or Parent Material Adverse Effect qualifiers contained in such representations and warranties) and (ii) as of the Closing Date, for inaccuracies of representations or warranties which, individually or in the aggregate, do not have and could not reasonably be expected to have a Parent Material Adverse Effect (disregarding any materiality or Parent Material Adverse Effect qualifiers contained in such representations and warranties).

(b) Each of Parent and Merger Sub shall have performed and complied, in all material respects, with all obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c) The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an authorized officer of Parent certifying to the fulfillment of the conditions specified in Section 7.2(a) and Section 7.2(b).

(d) The Company shall have received a certificate, validly executed by the Secretary of Merger Sub and Parent, as the case may be, certifying as to the resolutions of the Board of Directors of Parent and Merger Sub, as the case may be, approving this Agreement, the Ancillary Agreements to which Parent and Merger Sub is or will be a party, the Merger, and the other transactions contemplated hereby and thereby.

(e) The Company shall have received a certificate of good standing of the Parent and Merger Sub from the Secretary of State of the State of Delaware.

Section 7.3 Conditions of Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions, unless specifically waived in writing by Parent:

(a) The representations and warranties of the Company and the Principal Stockholders set forth in Section 3.2 (Capitalization) of this Agreement shall be true and correct in all respects as of the date of this Agreement and the Closing Date as though such representations and warranties were made on and as of the Closing Date. The other representations and warranties of Company and the Principal Stockholders set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (disregarding any materiality or Company Material Adverse Effect qualifiers contained in such representations and warranties), except, (i) for those representations and warranties that refer to facts existing at a specific date, which shall be true and correct in all material respects as of that date (disregarding any materiality or Company Material Adverse Effect qualifiers contained in such representations and warranties) and (ii) as of the Closing Date, for inaccuracies of representations or warranties which, individually or in the aggregate, do not have and could not reasonably be expected to have a Company Material Adverse Effect (disregarding any materiality or Company Material Adverse Effect qualifiers contained in such representations and warranties).

(b) The Company, the Principal Stockholders and their Affiliates shall have performed and complied, in all material respects, with all obligations and covenants required to be performed or complied with by them under this Agreement or any Ancillary Agreement at or prior to the Closing Date.

(c) The Company shall not have suffered a Company Material Adverse Effect, and no events, or facts which would reasonably be expected to result in a Company Material Adverse Effect shall have occurred or arisen.

(d) (i) All terminations, consents, permits and approvals of Governmental Entities that may be necessary in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby and (ii) each private third party notice, consent or waiver and termination of agreement set forth on Schedule 7.2(d) shall have been provided or obtained with no conditions attached and no expense imposed on the Company, Parent or their Affiliates.

(e) No Proceeding shall be threatened or pending against the Company and no Proceeding shall be threatened or pending against a Principal Stockholder or against Parent or Merger Sub with respect to the Company, this Agreement or the transactions contemplated hereby.

(f) The Board of Directors of the Company shall have unanimously approved this Agreement, the Ancillary Agreements to which the Company is or will be a party, the Merger and the other transactions contemplated hereby and thereby, and such approval shall not have been withdrawn, qualified or rescinded.

(g) No Stockholder shall have asserted appraisal rights in accordance with Section 262 of the DGCL or otherwise.

(h) Each (i) Stockholder that has made a Stock/Cash Election shall have executed and delivered an investor representation statement (the “Investor Representation Statement”) and an underwriter lock-up agreement (the “Lock-Up Agreement”), each in form acceptable to Parent; (ii) Founder shall have executed and delivered a Restrictive Covenants Agreement, a Consulting Agreement and a Stock Vesting Agreement; (iii) each Key Employee shall have entered into a Key Employee Offer Letter and an At-Will Employment Agreement; and (iv) each Incentive Plan Payee that is a Key Employee shall have executed and delivered a Restricted Consideration Vesting Agreement, and each such agreement shall be and remain in full force and effect and no such Person shall have threatened to terminate any such agreement.

(i) Each Seller shall have executed and delivered the Agreement and Joinder, which shall contain a release of claims in form and substance acceptable to Parent.

(j) Parent shall have received a certificate, validly executed by the Secretary of the Company certifying as to (i) the resolutions of the Board of Directors of the Company approving this Agreement, the Ancillary Agreements to which the Company is or will be a party, the Merger, and the other transactions contemplated hereby and thereby, and (ii) the Stockholder Consent.

(k) Parent shall have received a certificate of good standing of the Company from the Secretary of State of the State of Delaware and all other jurisdictions in which the Company is required to be qualified to do business.

(l) The Company shall have received resignation letters from all officers and directors of the Company, effective as of the Effective Time.

(m) Parent shall have timely received the Spreadsheet Certificate from the Company pursuant to Section 2.5.

(n) The Company shall have delivered to Parent the Section 280G Waiver and Consents.

(o) The agreement set forth on Schedule 7.3(o) shall be and remain in full force and effect and no Person that is a party to such agreement shall have threatened to terminate such agreement.

(p) Parent shall have received from the Company an officer’s certificate certifying to the fulfillment of the conditions specified in Section 7.3(a) through 7.3(o).

ARTICLE VIII

TERMINATION AND AMENDMENT

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the Stockholders:

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent, if

(i) any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the consummation of the Merger and such order, decree, ruling or other action shall have become final and non-appealable; or

(ii) if the Merger shall not have been consummated before August 30, 2015 (unless the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate);

(c) by the Company, if Parent shall have breached in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach (i) causes or may cause any of the conditions set forth in Section 7.2 not to be satisfied, and (ii) shall not have been cured within ten (10) Business Days following receipt by Parent of written notice of such breach from the Company;

(d) by Parent, if the Company shall have breached in any material respect any representation, warranty or covenant contained in this Agreement, which breach (i) causes or may cause any of the conditions set forth in Section 7.3 not to be satisfied and (ii) shall not have been cured within ten (10) Business Days following receipt by the Company of written notice of such breach from Parent;

(e) by Parent, if a Company Material Adverse Effect shall have occurred and shall not have been cured or remedied within ten (10) Business Days from the date of its occurrence; or

(f) by Parent if the condition set forth in Section 7.1(a) is not satisfied within twenty-four (24) hours after the execution of this Agreement.

Section 8.2 Effect of Termination. Termination of this Agreement shall not relieve either party for a willful breach of the Agreement prior to such termination. The provisions of Section 5.2 (Confidentiality), Section 11.2 (Fees and Expenses), this Section 8.2 (Effect of Termination) and ARTICLE XI (Miscellaneous) of this Agreement and the Confidential Disclosure Agreement shall remain in full force and effect and survive any termination of this Agreement.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Indemnification by the Sellers. From and after the Effective Time, each Seller (the “Indemnifying Parties”) shall severally indemnify, hold harmless and reimburse each of Parent, the Surviving Corporation and any employee, director, officer, Affiliate, agent or representative of each of them (the “Indemnified Parties”) for any demand, claim, payment, obligation, action or cause of action, assessment, loss, Liability, damage, cost, interest, award, judgment, penalty or expense (including any and all third party claims and reasonable attorneys’ fees and expenses, but excluding any special or punitive damages unless arising in connection with any third party claim or any willful, intentional or knowing misrepresentation or fraud) (collectively, “Damages”) incurred or sustained by the Indemnified Parties, or any of them, arising from, relating to, or in connection with, directly or indirectly:

(a) any inaccuracy in or breach of any of the representations or warranties of the Company or any Seller in this Agreement or any Ancillary Agreement;

(b) any failure by the Company or any Seller to perform or comply with any covenant or agreement in this Agreement or in any Ancillary Agreement;

(c) any claims for appraisal or dissenters’ rights in Proceedings by or purportedly on behalf of any holder or former holder of any shares of Company Capital Stock or rights to acquire Company Capital Stock, where the amount of Damages are in excess of the proceeds otherwise payable to such holder or former holder under this Agreement;

(d) any inaccuracy or omission in the Spreadsheet, including any amounts set forth therein that are paid to a Person in excess of the amounts such Person is entitled to receive pursuant to the terms of this Agreement or any amounts a Person was entitled to receive pursuant to the terms of this Agreement that were omitted from the Spreadsheet;

(e) any willful, intentional or knowing misrepresentation or fraud by the Company in connection with this Agreement or the transactions contemplated hereby;

(f) all Taxes of the Company attributable to any Pre-Closing Tax Period (including all Taxes allocated to the portion of a Straddle Period ending on the Closing Date pursuant to Section 6.3(b)), all Taxes for which the Company is liable as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group prior to the Closing Date, and all Taxes for which the Company is liable as a result of being a transferee of or successor to any Person or, as a result of any obligation to indemnify (or otherwise assume or succeed to the Tax liability of) any other Person; and

(g) any matter set forth in Schedule 9.1 hereto (each a “Designated Matter”).

For the purpose of determining the amount of Damages suffered by an Indemnified Party as a result of any breach of any representation or warranty of the Company or Principal Stockholder (but not, for the avoidance of doubt, for determining the existence of such breach), any representation or warranty that is qualified by a materiality or a Company Material Adverse Effect qualifier or standard shall be deemed breached if it is untrue or incorrect, without giving effect to such materiality or Company Material Adverse Effect qualifier or standard.

Section 9.2 Survival of Representations and Warranties.

(a) Subject to Section 9.2(b), (i) the representations and warranties set forth in Section 3.1 (Organization), Section 3.2 (Capitalization), Section 3.3 (Authority), Section 3.10 (Taxes), Section 3.11 (Employee Benefits), and Section 3.26 (Brokers or Finders; Merger Expenses), (collectively, the “Fundamental Reps”) shall survive until expiration of the applicable statute of limitations plus thirty (30) days; (ii) the representations and warranties set forth in Section 3.13 (Intellectual Property) (the “Intellectual Property Reps”) shall survive until the [***] anniversary of the Closing; and (iii) the other representations and warranties set forth in ARTICLE III shall survive until the [***] anniversary of the Closing; provided, however, that if a Notice of Claim (as defined below) relating to any representation or warranty set forth in ARTICLE III is given to the Sellers’ Representative on or prior to the applicable expiration date of such representation or warranty, then, notwithstanding anything to the contrary contained in this Section 9.2, such representation or warranty shall not expire, but rather shall remain in full force and effect until such time as each and every claim that is based upon, or that relates to, any breach of such representation or warranty has been fully and finally resolved.

(b) Notwithstanding anything to the contrary contained in Section 9.2(a), the limitations set forth in Section 9.2(a) shall not apply in the case of claims based upon the breach of any covenant or obligation (including the indemnifiable matters set forth in Section 9.1(b)-(g)) or in the case of any willful, intentional or knowing misrepresentation or fraud by the Company or any Seller in connection with this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.

(c) The representations and warranties set forth in ARTICLE IV shall survive until 180 days after the Closing and the Sellers’ Representative, on behalf of the Sellers, shall have the exclusive right to bring any and all claims against Parent and/or Merger Sub for breach of any of their respective representations, warranties, obligations or covenants under this Agreement.

(d) The representations, warranties, covenants and obligations of the Company or the Sellers (as applicable), and the rights and remedies that may be exercised by the Indemnified Parties, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or any knowledge of, any of the Indemnified Parties or any of their Representatives.

Section 9.3 [***]. The provisions for indemnity contained in Section 9.1 shall become effective only in the event that the aggregate amount of all Damages for which the Indemnifying Parties are liable under this ARTICLE IX exceeds Two Hundred Ten Thousand Dollars ($210,000) (the “[***]”), in which event, the Indemnifying Parties shall be responsible

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

for the amount of such Damages [***]; provided, however, that claims from and against Damages relating to (i) any inaccuracy in or breach of the Fundamental Reps and (ii) the indemnifiable matters set forth in Section 9.1(b)-(g), shall not be subject to the [***].

Section 9.4 Limitations on Indemnity.

(a) The aggregate Liability of any Indemnifying Party for claims of indemnification from and against Damages shall not exceed on a pro rata basis (based on the total Closing Merger Consideration payable to the Indemnifying Parties, except as provided in Section 9.6(c)(iv) below) (i) with respect to Damages pursuant to Section 9.1(a) arising from or relating to any inaccuracy in or breach of representations and warranties other than the Intellectual Property Reps and the Fundamental Reps, [***] percent ([***]%) of the portion of the Merger Consideration actually paid or otherwise due and payable to such Indemnifying Party (without taking into account any prior Offset Amounts); (ii) with respect to Damages pursuant to Section 9.1(a) arising from or relating to any inaccuracy in or breach of the Intellectual Property Reps, [***] percent ([***]%) of the Merger Consideration actually paid or otherwise due and payable to such Indemnifying Party (without taking into account any prior Offset Amounts); provided that for purposes of calculating the aggregate amount of Damages arising from or relating to any inaccuracy in or breach of the Intellectual Property Reps, all Damages arising from or relating to any inaccuracy in or breach of all other representations and warranties shall be included; and (iii) with respect to Damages pursuant to Section 9.1(a) arising from or relating to any inaccuracy in or breach of the Fundamental Reps and for any other claims of indemnification made pursuant to this Article IX, the Merger Consideration actually paid or otherwise due and payable to such Indemnifying Party (without taking into account any prior Offset Amounts); provided, further, that the limitations in this clause (a) shall not apply to or otherwise limit any claims for indemnification from and against Damages for willful, intentional or knowing misrepresentation or fraud in which such Indemnifying Party participated or of which such Indemnifying Party had actual knowledge.

(b) [***]. The amount of Damages recoverable by an Indemnified Party under this Article IX with respect to an indemnity claim shall be reduced by the amount of any insurance payment actually received by such Indemnified Party (or an Affiliate thereof) with respect to such indemnity claim, net of expenses (including any increases in applicable premiums, collection costs, expenses and reserves, deductibles, premium adjustments, retrospectively rated premiums and other Damages incurred in collecting such recovery) reasonably incurred in connection with the recovery of such amounts, in each case only to the extent that such amounts are recovered as a result of and specifically in reference to the facts and circumstances giving rise to such Damages (each source identified in clauses (i) and (ii), a “Collateral Source”). In the event that any Damages become payable to an Indemnified Party pursuant to this Article IX or otherwise, such Damages shall become immediately due and payable, regardless of whether amounts payable from a Collateral Source, if applicable, have been determined. Except as provided in the first sentence of this Section 9.4(b), no Indemnified Party shall have any obligation to pursue any Collateral Source with respect to any Damages or indemnification pursuant to this Article IX and if an Indemnified Party elects not to pursue such Collateral Source, such Damages shall in no way be reduced and the right of such Indemnified Party to pursue indemnification for such Damages hereunder shall not be limited in any respect. If an Indemnified Party (or an Affiliate) receives any insurance payment in connection with any claim

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

for Damages for which it has already been indemnified by the Indemnifying Parties, it shall pay or cause to be paid (via the Exchange Agent or otherwise) to the Indemnifying Parties from whom such amount was set off or by whom such amount was paid, within thirty (30) days of receiving such insurance payment, an amount equal to the excess of (i) the amount previously received by the Indemnified Party under this Article IX with respect to such claim plus the amount of the insurance payments received, over (ii) the amount of Damages with respect to such claim which the Indemnifying Parties have become entitled to receive under this Article IX; provided, however, that notwithstanding the foregoing, Parent shall be permitted to effect payment of any such amount to any Incentive Plan Payee through payroll of Parent or any of its subsidiaries on the next administratively practicable payroll date following the time specified in this Section 9.4(b).

(c) No Indemnifying Party shall have any Liability for any fraud on the part of any other Indemnifying Party acting in his, her or its personal capacity and not on behalf of the Company in connection with any Ancillary Agreement.

(d) Parent shall not seek to recover any Damages personally from any Indemnifying Party, except to the extent that the then-available Offset Amount shall be insufficient to fully indemnify the Indemnified Parties for such Damages and subject to the limitations on liability of certain Indemnifying Parties pursuant to Section 9.6(c)(iv).

(e) From and after the Closing, the Sellers shall not have any right of contribution, indemnification or right of advancement from the Surviving Corporation, Parent or any of its Affiliates with respect to any Damages claimed by an Indemnified Party.

(f) This ARTICLE IX provides for indemnification against all Damages incurred or sustained by one or more of the Indemnified Parties as a result of the matters set forth herein, whether such indemnification is (i) pursuant to a direct claim by any Indemnified Party or (ii) against Damages incurred or sustained as a result of a third party claim.

(g) For Tax purposes, any payment made pursuant to this ARTICLE IX shall be treated as an adjustment to the Merger Consideration, unless otherwise required by applicable Law.

Section 9.5 Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Proceeding with respect to which an Indemnified Party believes it is entitled to indemnification pursuant to this ARTICLE IX, such Indemnified Party shall have the right, at its election, to proceed with the defense of such claim or Proceeding on its own. If such Indemnified Party so proceeds with the defense of any such claim or Proceeding:

(a) subject to the other provisions of this ARTICLE IX, all reasonable expenses (including attorney’s fees) relating to the defense of such claim or Proceeding (and all amounts due pursuant to any settlement, adjustment or compromise with respect to such claim or Proceeding) shall be borne and paid exclusively by the Indemnifying Parties;

(b) the Indemnifying Parties shall make available to the Indemnified Party any documents and materials in their possession or control that may be necessary to the defense of such claim or Proceeding;

(c) the Sellers’ Representative will be entitled to participate in the defense of any such claim or Proceeding on behalf of the Indemnifying Parties (but not to appear of record or communicate with the Person asserting any such claim or Proceeding or its Representatives), at the sole cost and expense of the Indemnifying Parties; and

(d) the Indemnified Party shall not agree to any settlement of any claim or Proceeding with respect to which it believes it is entitled to indemnification pursuant to this ARTICLE IX that imposes any Liability on any Indemnifying Party without the consent of the Sellers’ Representative (which shall not be unreasonably withheld or delayed).

An Indemnified Party shall give the Sellers’ Representative notice after it has been served in connection with the commencement of any such claim or Proceeding against any Indemnified Party; provided, that any failure on the part of any Indemnified Party to so notify the Sellers’ Representative shall not limit any of the obligations of the Sellers, or any of the rights of any Indemnified Party, under this ARTICLE IX (except to the extent such failure materially prejudices the defense of such Proceeding). If an Indemnified Party does not elect to proceed with the defense of any such Proceeding, the Sellers’ Representative may proceed with the defense of such Proceeding with counsel reasonably satisfactory to the Indemnified Party or Indemnified Parties; provided, that the Sellers’ Representative may not settle or compromise any such Proceeding without the prior written consent of the Indemnified Party or Indemnified Parties.

Section 9.6 Claim Procedures. Any claim for indemnification pursuant to this ARTICLE IX (and, at the option of any Indemnified Party, any other claim for a monetary remedy, such as in the case of a claim based upon fraud, relating to this Agreement) shall be brought and resolved exclusively in accordance with this Section 9.6.

(a) Notice of Claims for Indemnification. If any Indemnified Party has incurred or suffered or claims to have incurred or suffered, or believes that it may incur or suffer, Damages for which it is or may be entitled to be held harmless, indemnified, compensated or reimbursed under this ARTICLE IX or for which it is or may be entitled to a monetary remedy (such as in the case of a claim based on fraud), such Indemnified Party shall deliver a notice of claim (a “Notice of Claim”) to the Sellers’ Representative. Each Notice of Claim shall: (i) state that such Indemnified Party believes that such Indemnified Party is or may be entitled to indemnification, compensation or reimbursement under ARTICLE IX of the Agreement or is or may otherwise be entitled to a monetary remedy; (ii) contain a brief description of the circumstances supporting such Indemnified Party’s belief that such Indemnified Party is so entitled to indemnification or is or may otherwise be entitled to a monetary remedy; and (iii) if practicable, contain a non-binding, preliminary estimate of the aggregate dollar amount of actual and potential Damages that have arisen and may arise as a result of such circumstances (the aggregate amount of such estimate, as it may be modified by such Indemnified Party from time to time, being referred to as the “Claimed Amount”).

(b) Objecting to Claims for Indemnification. During the thirty (30) day period commencing upon delivery by an Indemnified Party to the Sellers’ Representative of a Notice of Claim (the “Dispute Period”), the Sellers’ Representative may deliver to the Indemnified Party who delivered the Notice of Claim a written response (the “Response Notice”) in which the Sellers’ Representative: (i) agrees that the full Claimed Amount is owed to the Indemnified Party; (ii) agrees that part, but not all, of the Claimed Amount (the “Agreed Amount”) is owed to the Indemnified Party; or (iii) indicates that no part of the Claimed Amount is owed to the Indemnified Party. If the Response Notice is delivered in accordance with clause (ii) or (iii) of the preceding sentence, the Response Notice shall also contain a brief description of the facts and circumstances supporting the Sellers’ Representative’s claim that only a portion or no part of the Claimed Amount is owed to the Indemnified Party, as the case may be. Any part of the Claimed Amount that is not agreed to be owed to the Indemnified Party pursuant to the Response Notice (or the entire Claimed Amount, if the Sellers’ Representative asserts in the Response Notice that no part of the Claimed Amount is owed to the Indemnified Party) is referred to herein as the “Contested Amount” (it being understood that the Contested Amount shall be modified from time to time to reflect any good faith modifications by the Indemnified Party to the Claimed Amount). If a Response Notice is not received by the Indemnified Party prior to the expiration of the Dispute Period, then the Sellers’ Representative shall be conclusively deemed to have agreed that the full Claimed Amount is owed to the Indemnified Party.

(c) Set-Off and Payment of Uncontested Amounts. All payments by the Sellers described in this Section 9.6(c) shall be subject to the limitations on indemnity set forth in Section 9.4.

(i) Parent shall have the right to set off and apply against any and all Contingent Payments an amount up to all Claimed Amounts specified in any Notice of Claim delivered by Parent hereunder prior to the date of the Contingent Payment against which such set off is applied that have not otherwise been deducted from any prior Contingent Payment or paid by the Indemnifying Parties to Parent and continue to be owed to or recoverable by any Indemnified Party (the amount so withheld and set-off pursuant to this Section 9.6(c), the “Offset Amount”); provided, however, that, except as set forth below and except in the case of fraud, intentional or knowing breach, the aggregate amount of Damages for which Parent may exercise such set off rights shall not exceed [***] percent ([***]%) of the Closing Merger Consideration plus the aggregate amount of any Contingent Payments previously realized (without taking into account any prior Offset Amounts) plus the applicable Contingent Payment, except (x) in the case of claims based on breaches of the Intellectual Property Reps, in which case the aggregate amount of Damages for which Parent may exercise such set off rights in respect of such claims shall not exceed [***] percent ([***]%) of the Closing Merger Consideration plus the aggregate amount of any Contingent Payments previously realized (without taking into account any prior Offset Amounts) plus the applicable Contingent Payment (provided that in calculating the aggregate amount of the Damages for which Parent may exercise such set off rights for breaches of the Intellectual Property Reps, such calculation shall include all other Damages for which Parent may exercise such set off rights), and (y) in the case of claims based on breaches of the Fundamental Reps or claims pursuant to Section 9.1(b)-(g), in which case the aggregate amount of Damages for which Parent may exercise such set off rights in respect of such claims shall not exceed one hundred percent (100%) of the Closing Merger Consideration plus the aggregate amount of any Contingent Payments previously realized (without taking into account any prior Offset Amounts) plus the applicable Contingent Payment.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(ii) In the event Parent exercises its set off rights pursuant to Section 9.6(c) and withholds an Offset Amount from any Contingent Payment, Parent shall notify the Sellers’ Representative thereof in writing (the “Offset Notification”) no later than two (2) Business Days after such Contingent Payment is due, which Offset Notification shall describe in particular the claim for indemnification with respect to which such set off rights have been exercised.

(iii) In the event Parent exercises its set off rights pursuant to Section 9.6(c) and withholds an Offset Amount from any Contingent Payment with respect to any Claimed Amount specified in the applicable Notice of Claim, upon the final resolution, in accordance with the provisions of this Article IX, of the claim for indemnification with respect to which the Notice of Claim is delivered, Parent shall cause the Indemnifying Parties from whom such amount was set off to be paid the amount, if any, by which the Offset Amount exceeds the amount of Damages to which Parent has been deemed or determined to be entitled in connection with such resolution and for which such Persons are liable pursuant to this Article IX.

(iv) In the event that, upon the final resolution, in accordance with the provisions of this Article IX, of any claim for indemnification for which a Notice of Claim is delivered, no Contingent Payment is then due and payable or the Damages to which the Indemnifying Parties are entitled in connection with such claim exceed the aggregate amount of any Contingent Payment then due and payable, the Indemnifying Parties shall, within thirty (30) days after receipt of a written payment request from Parent, pay the amount of such shortfall to Parent in immediately available funds; provided, however, that, the Stockholders who are not Principal Stockholders and the Incentive Plan Payees (unless such Incentive Plan Payee is listed on Schedule 9.6(c)(iv) hereto), shall not be liable for any payment to Parent under this Section 9.6(c)(iv) and, notwithstanding anything to the contrary in this Agreement, the remaining Indemnifying Parties shall be liable on a pro rata basis for all payments due pursuant to this Section 9.6(c)(iv), including the amounts for which the designated Stockholders and Incentive Plan Payees are not liable pursuant to the preceding proviso.

(d) Resolution of Contested Amounts.

(i) If the Sellers’ Representative delivers a Response Notice to the Indemnified Party during the Dispute Period indicating that there is a Contested Amount, the Sellers’ Representative and the Indemnified Party shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Indemnified Party and the Sellers’ Representative resolve such dispute, then their resolution of such dispute shall be binding on Indemnifying Parties and such Indemnified Party and a settlement agreement stipulating the amount owed to the Indemnified Party (the “Stipulated Amount”) shall be signed by the Indemnified Party and the Sellers’ Representative.

(ii) If the Sellers’ Representative and the Indemnified Party are unable to resolve the dispute relating to any Contested Amount during the thirty (30)-day period commencing upon the delivery of the Response Notice to the Indemnified Party, then either the

Indemnified Party or the Sellers’ Representative may submit the claim described in the Notice of Claim to arbitration to be settled by binding arbitration in New York, New York in accordance with the JAMS Comprehensive Arbitration Rules and Procedures then in effect. Arbitration will be conducted by one arbitrator, mutually selected by the Indemnified Party and the Sellers’ Representative; provided, however, that if Indemnified Party and the Sellers’ Representative fail to mutually select an arbitrator within fifteen (15) days after such dispute is submitted to arbitration, then the arbitrator shall be selected by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures then in effect. The parties agree to use commercially reasonable efforts to cause the arbitration hearing to be conducted within seventy-five (75) days after the appointment of the arbitrator, and to use commercially reasonable efforts to cause the decision of the arbitrator to be furnished within fifteen (15) days after the conclusion of the arbitration hearing. The arbitrator’s authority shall be confined to deciding: (a) whether the Indemnified Party is entitled to recover the Contested Amount (or a portion thereof), and the portion of the Contested Amount the Indemnified Party is entitled to recover; and (b) the non-prevailing party in the arbitration. The final decision of the arbitrator shall include the dollar amount of the award to the Indemnified Party, if any (the “Award Amount”), shall be furnished to the Sellers’ Representative and the Indemnified Party in writing and shall constitute a conclusive determination of the issue(s) in question, binding upon the Sellers and the Indemnified Party. The non-prevailing party in any such arbitration shall pay the reasonable expenses (including attorneys’ fees) of the prevailing party, and the fees and expenses associated with the arbitration (including the arbitrators’ fees and expenses). If an Indemnified Party is found to be the prevailing party in any arbitration, the amount of the fees and expenses of such Indemnified Party payable by the non-prevailing party pursuant to the immediately preceding sentence shall be added to the Award Amount. The non-prevailing party shall be determined solely by the arbitrator.

(e) Exclusive Remedy. Except with respect to claims for fraud or intentional or knowing breach against the Person guilty of such fraud or intentional or knowing breach, the parties agree that, after the Closing, this ARTICLE IX shall constitute the sole remedy of any Indemnified Party for recovery of Damages incurred or sustained by the Indemnified Parties arising from, relating or in connection with this Agreement. The foregoing shall not limit or in any way restrict the representations, warranties and covenants of the Sellers under the Ancillary Agreements. Nothing in this Agreement shall limit the rights or remedies of any Indemnified Party for equitable remedies for non-monetary damages, including specific performance, injunctive and other equitable relief.

Section 9.7 Sellers’ Representative.

(a) The Sellers will authorize, designate and appoint, as part of their approval and adoption of this Agreement and the transactions contemplated herein, the Sellers’ Representative to act as the sole and exclusive agent, attorney-in-fact and representative of each of the Sellers by the consent of the Sellers and as such is hereby authorized and directed to (i) take any and all actions (including executing and delivering any documents, incurring any costs and expenses for the account of the Sellers and making any and all determinations required by this Agreement) which may be required in carrying out his, her or its duties under this Agreement, (ii) bring any and all claims against Parent and/or Merger Sub for breach of any of their respective representations, warranties, obligations or covenants under this Agreement, (iii)

exercise such other rights, power and authority as are authorized, delegated and granted to the Sellers’ Representative under this Agreement in connection with the transactions contemplated hereby and thereby, and (iv) exercise such rights, power and authority as are incidental to the foregoing. Any such actions taken, exercises of rights, power or authority, and any decision or determination made by the Sellers’ Representative consistent therewith shall be absolutely and irrevocably binding on each Seller as if such Seller personally had taken such action, exercised such rights, power or authority or made such decision or determination in such Seller’s individual capacity.

(b) The Sellers’ Representative shall have no duties towards the Sellers, and shall not incur any Liability to the Sellers, and the Sellers shall have no claims, including those that may arise in the future, against the Sellers’ Representative for any action or inaction taken or not taken by him, her or it in connection with his, her or its service as the Sellers’ Representative, except to the extent that such action or inaction shall have been held by a court of competent jurisdiction to constitute willful misconduct. The Sellers shall severally indemnify and hold the Sellers’ Representative harmless against any loss, Liability or expense incurred without gross negligence or bad faith on the part of the Sellers’ Representative and arising out of or in connection with the acceptance or administration of his duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Sellers’ Representative.

(c) The Sellers’ Representative shall have reasonable access to information about the Surviving Corporation and the reasonable assistance of Surviving Corporation’s executive officers for purposes of performing his, her or its duties and exercising his, her or its rights hereunder; provided, that the Sellers’ Representative shall treat confidentially and not disclose any nonpublic information from or about Surviving Corporation or the Parent to anyone (except on a need to know basis to individuals who agree in writing to treat such information confidentially); provided, further, that such access and assistance shall not interfere with or adversely affect the Surviving Corporation’s business.

(d) A decision, act, consent or instruction of the Sellers’ Representative shall constitute a decision of all Sellers and shall be final, binding and conclusive upon each such Seller.

(e) In the event the Sellers’ Representative becomes unable to perform his, her or its responsibilities hereunder or resigns from such position, the Sellers (acting by a written instrument signed by holders of Company Capital Stock who held, as of immediately prior to the Closing, a majority (by voting power) of the then outstanding shares of Company Capital Stock) shall select another representative to fill the vacancy of the Sellers’ Representative, and such substituted representative shall be deemed to be the Sellers’ Representative for all purposes of this Agreement. The Sellers’ Representative may only be removed upon delivery of written notice to Parent signed by Persons who, as of immediately prior to the Closing, held a majority (by voting power) of the then outstanding shares of Company Capital Stock. The Sellers’ Representative shall provide Parent prompt written notice of any replacement of the Sellers’ Representative, including the identity and address of the new Sellers’ Representative.

Section 9.8 No Right of Contribution. No Seller shall have any right of contribution against Parent or its Affiliates with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

ARTICLE X

DEFINITIONS AND INTERPRETATION

Section 10.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

“280G Consent and Waiver” has the meaning set forth in Section 5.8(a) hereof.

“401(k) Plan” has the meaning set forth in Section 5.10(a) hereof.

“Acquisition Proposal” has the meaning set forth in Section 5.3(a) hereof.

“Affiliate” has the meaning set forth in Rule 12b-2 of the Exchange Act.

“Affiliated Person” has the meaning set forth in Section 3.20 hereof.

“Agreed Amount” has the meaning set forth in Section 9.6(b) hereof.

“Agreement” has the meaning set forth in the preamble hereto.

“Agreement and Joinder” has the meaning set forth in the recitals hereto.

“Ancillary Agreements” means the Restrictive Covenants Agreements, the Consulting Agreements, the Key Employee Offer Letters, the At-Will Employee Agreements, the Stock Vesting Agreements, the Restricted Consideration Vesting Agreements, the Agreement and Joinders, the Investor Representation Statements, the Lock-Up Agreements and the Letters of Transmittal and any certificate or other transaction document required to be delivered by the Company or a Seller hereby.

“At-Will Employee Agreement” has the meaning set forth in the recitals.

“Award Amount” has the meaning set forth in Section 9.6(d)(ii) hereof.

“Bankruptcy and Equity Exception” means (a) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

“Base Cash Consideration” shall mean twenty-one million dollars ($21,000,000) minus fifty percent (50%) of the Working Capital Adjustment, if any.

“Base Consideration” shall mean the Base Cash Consideration plus the Base Stock Consideration.

“Base Stock Consideration” means shares of Parent Common Stock, valued at the Parent Common Stock Price, in the amount of twenty-one million dollars ($21,000,000), minus fifty percent (50%) of the Working Capital Adjustment, if any.

“Benefit Plans” has the meaning set forth in Section 3.11(a) hereof.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Seattle, Washington or Boston, Massachusetts are authorized or required by law to close.

“Certificate of Merger” has the meaning set forth in Section 1.3 hereof.

“Certificates” has the meaning set forth in Section 2.1(b)(i)(A) hereof.

“cGMP” means the applicable Laws and regulations, as may be amended from time to time, for current Good Manufacturing Practice, which have been promulgated by (a) the FDA under the United States Federal Food, Drug and Cosmetic Act, 21 C.F.R. §210 et seq., (b) the European Medicines Agency or under the European Union guide to Good Manufacturing Practice for medical products and (c) any other applicable Governmental Entity in each jurisdiction where the Company, or a third party acting on its behalf, is undertaking or has undertaken a clinical trial as of or prior to the Closing Date.

“Charter Documents” has the meaning set forth in Section 3.1(a) hereof.

“Claimed Amount” has the meaning set forth in Section 9.6(a) hereof.

“Closing” means the closing referred to in Section 1.2 hereof.

“Closing Balance Sheet” has the meaning set forth in Section 2.2(b) hereof.

“Closing Date” has the meaning set forth in Section 1.2 hereof.

“Closing Date Liabilities” has the meaning set forth in Section 2.2(a) hereof.

“Closing Merger Consideration” shall mean an amount equal to (i) the Base Consideration, plus (ii) the aggregate Deemed Per Unit Exercise Price of all Units.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral Source” has the meaning set forth in Section 9.4(b).

“Company” has the meaning set forth in the preamble.

“Company Capital Stock” means the Company Common Stock and the Series A Preferred Stock.

“Company Common Stock” means the common stock of the Company, par value $0.00001 per share.

“Company In-Development Products” has the meaning set forth in Section 3.13(a) hereof.

“Company Intellectual Property” has the meaning set forth in Section 3.13(a) hereof.

“Company Material Adverse Effect” means any state of fact, condition, change, occurrence, event or effect (each, a “Change”) that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, capitalization, assets (whether tangible or intangible), Liabilities, results of operations or condition (financial or otherwise) of the Company or that could prevent or materially alter or delay the Merger or any of the other transactions contemplated hereby; except to the extent that any such Change directly results from: (a) Changes in Law or generally accepted accounting principles or the interpretation or method of enforcement thereof; (b) Changes generally effecting the pharmaceutical or biotechnology industries; (c) Changes in general economic or political conditions or the financing or capital markets in general in the United States or any country or region in the world, or changes in currency exchange rates; and (d) any earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world, sabotage, terrorism, military action or war (whether or not declared); which, in the cases of the foregoing clauses (a), (b), and (c), does not have a materially disproportionate or unique impact on the Company.

“Company Options” shall mean all issued and outstanding options to purchase shares of Company Capital Stock (whether or not vested) held by any Person.

“Company Products” has the meaning set forth in Section 3.13(a) hereof.

“Company Registered Intellectual Property” has the meaning set forth in Section 3.13(a) hereof.

“Company Sites” has the meaning set forth in Section 3.13(a) hereof.

“Company Suppliers” has the meaning set forth in Section 3.21 hereof.

“Company Technology” has the meaning set forth in Section 3.13(a) hereof.

“Confidential Disclosure Agreement” has the meaning set forth in Section 5.2(b) hereof.

“Conflict” has the meaning set forth in Section 3.4(a) hereof.

“Consulting Agreement” has the meaning set forth in the recitals.

“Contested Amount” has the meaning set forth in Section 9.6(b) hereof.

“Contingent Payment” means each payment required by Section 2.4(a).

“Contract” means any mortgage, indenture, lease, contract, covenant, plan, insurance policy or other agreement, instrument, arrangement, obligation, understanding or commitment, permit, concession, franchise or license, whether oral or written, and including any amendment or modification made thereto.

“Contributor” has the meaning set forth in Section 3.13(k) hereof.

“Control” has the meaning set forth in Section 3.20(a) hereof.

“Controlled Substance Act” means the Controlled Substances Act of 1970, as amended.

“Current Assets” has the meaning set forth in Section 2.2(a) hereof.

“Current Representation” has the meaning set forth in Section 11.12(a) hereof.

“Damages” has the meaning set forth in Section 9.1 hereof.

“December Balance Sheet” has the meaning set forth in Section 3.5(a) hereof.

“December Balance Sheet Date” has the meaning set forth in Section 3.5(a) hereof.

“[***]” has the meaning set forth in Section 9.4 hereof.

“Deemed Per Share Closing Consideration” shall mean an amount equal to the quotient obtained by dividing (a) the Closing Merger Consideration by (b) the Fully Diluted Share Number, rounded down to the nearest one hundredth of a cent.

“Deemed Per Unit Exercise Price” has the meaning set forth in the Incentive Plan.

“Designated Matters” has the meaning set forth in Section 9.1 hereof.

“Designated Person” has the meaning set forth in Section 11.12(a) hereof.

“DGCL” has the meaning set forth in the recitals hereto.

“Disclosure Schedule” has the meaning set forth in ARTICLE III.

“Dispute Period” has the meaning set forth in Section 9.6(b) hereof.

“Dissenting Shares” has the meaning set forth in Section 2.8(a) hereof.

“Effective Time” has the meaning set forth in Section 1.3 hereof.

“Employee” has the meaning set forth in Section 3.12(a) hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“ERISA Affiliate” has the meaning set forth in Section 3.11(a) hereof.

“Environmental Law” has the meaning set forth in Section 3.18(a) hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means U.S. Bank Corporate Trust Services.

“FCPA” has the meaning set forth in Section 3.25 hereof.

“FDA” means the United States Food and Drug Administration or any successor agency thereto.

“FDCA” has the meaning set forth in Section 3.21(b) hereof.

“Financial Statements” has the meaning set forth in Section 3.5(a) hereof.

“FIRPTA Certificate” has the meaning set forth in Section 5.14 hereof.

“Founders” means Brant C. Binder and Rick Wagner.

“Fully Diluted Share Number” shall mean as of immediately prior to the Effective Time, the sum of the following (without double-counting): (a) the aggregate number of shares of Company Capital Stock that would be issued and outstanding as of immediately prior to the Effective Time (assuming the conversion of the Series A Preferred Stock to Company Common Stock); (b) the aggregate number of Units outstanding as of immediately prior to the Effective Time; (c) the aggregate number of shares of Company Capital Stock issuable upon exercise and/or conversion of all other outstanding Securities of the Company; and (d) the number of Company Common Stock equivalents set forth on Schedule 10.1(b) hereto.

“Fundamental Reps” has the meaning set forth in Section 9.2(a) hereof.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority, or any other authority, agency, commission or entity entitled to exercise any executive, legislative, judicial, regulatory, administrative or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any mediator, arbitrator or arbitral body.

“Hazardous Materials” has the meaning set forth in Section 3.18(a) hereof.

“Healthcare Data Requirements” has the meaning set forth in Section 3.23 hereof.

“HITECH” has the meaning set forth in Section 3.24(a) hereof.

“IND” means an investigational new drug application in the US filed with the FDA, as provided in the applicable Laws and filed with such Regulatory Authority.

“Incentive Plan” means the Key Employee Bonus Plan.

“Incentive Plan Payees” means each holder of Units under the Incentive Plan.

“Indebtedness” means (a) all indebtedness, whether or not contingent, for borrowed money or for the deferred purchase price of property or services, (including amounts referred to by the Company as equipment debt, and AR debt); (b) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument; (c) all obligations arising out of any financial hedging, swap or similar arrangements, (d) all obligations as lessee that would be required to be capitalized in accordance with GAAP, (e) all obligations in connection with any letter of credit, banker’s acceptance, guarantee, surety, performance or appeal bond, or similar credit transaction, (f) all Liabilities secured by any Lien on any property; and (g) all guarantee obligations, in each case including the principal amount thereof, any accrued interest thereon and any prepayment premiums or fees or termination fees with respect thereto, and shall specifically exclude trade payables and accruals incurred in the ordinary course of business.

“Indemnified Parties” has the meaning set forth in Section 9.1.

“Independent Accounting Firm” means a U.S. nationally or regionally recognized firm of independent certified public accountants mutually acceptable to Parent and the Sellers’ Representative.

“Infringement” or “Infringe” has the meaning set forth in Section 3.13(a) hereof.

“Intellectual Property” has the meaning set forth in Section 3.13(a) hereof.

“Intellectual Property Reps” has the meaning set forth in Section 9.2(a) hereof.

“Intellectual Property Rights” has the meaning set forth in Section 3.13(a) hereof.

“Interim Balance Sheet” has the meaning set forth in Section 3.5(a) hereof.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.5(a) hereof.

“Investor Representation Statement” has the meaning set forth in Section 7.3(h) hereof.

“IRS” has the meaning set forth in Section 3.10(o) hereof.

“Key Employee” has the meaning set forth in the recitals.

“Key Employee Offer Letter” has the meaning set forth in the recitals.

“Knowledge” with respect to the Company means [***].

“Law” means any law, statute, rule, ordinance, regulation, judgment, order, injunction or decree of any United States federal, local or foreign government or agency thereof, including securities or “blue sky” laws.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Letters of Transmittal” has the meaning set forth in Section 2.5(c) hereof.

“Liabilities” means with respect to any Person, all debts, liabilities, commitments, losses, deficiencies, duties, charges, damages, costs, fees, expenses and obligations of any kind (whether asserted or unasserted, known or unknown, absolute or contingent, accrued, due or to become due, secured or unsecured, liquidated, matured or otherwise), including, but not limited to, accounts payable, royalties payable, and other reserves, accrued bonuses, accrued vacation, employee expense obligations, deferred revenue and all other liabilities of such Person or any of its subsidiaries, regardless of whether such liabilities are required to be reflected on a balance sheet in accordance with GAAP, including, with respect to the Company, Indebtedness, Merger Expenses and Taxes.

“Lien” means any lien, pledge, charge, claim, mortgage, security interest, defect in title, preemptive right, right of first offer or refusal, community or marital property interest, or other encumbrance of any sort.

“Lock-Up Agreement” has the meaning set forth in Section 7.3(h) hereof.

“Material Contract” has the meaning set forth in Section 3.14(a) hereof.

“Merger” has the meaning set forth in the recitals hereto.

“Merger Consideration” means the Closing Merger Consideration, plus any and all Contingent Payments that become payable pursuant to the terms of this Agreement.

“Merger Expenses” has the meaning set forth in Section 11.2 hereof.

“Merger Shares” means the aggregate number of shares of Parent Common Stock issuable to the Sellers pursuant to Section 2.1 hereof.

“Merger Sub” has the meaning set forth in the preamble hereto.

“Moral Rights” has the meaning set forth in Section 3.13(a) hereof.

“Net Working Capital” has the meaning set forth in Section 2.2(a) hereof.

“Notice of Claim” has the meaning set forth in Section 9.6(a) hereof.

“Offset Amount” has the meaning set forth in Section 9.6(c)(i) hereof.

“Offset Notice” has the meaning set forth in Section 9.6(c)(ii) hereof.

“Outstanding Capital Stock” has the meaning set forth in 2.1(b)(i) hereof.

“Parent” has the meaning set forth in the preamble hereto.

“Parent Common Stock” means shares of Parent’s common stock, par value $0.0001.

“Parent Common Stock Price” means $45.4993.

“Parent Disclosure Schedule” has the meaning set forth in Article IV hereof.

“Parent Financial Statements” has the meaning set forth in Section 4.4 hereof.

“Parent Material Adverse Effect” means any material adverse Change with respect to, or any material adverse effect on, the results of operations or financial condition of the Parent or the ability of the Parent to consummate, including any material delay in the Parent’s ability to consummate, the transactions contemplated by this Agreement; except to the extent that any such Change directly results from: (a) Changes in Law or generally accepted accounting principles or the interpretation or method of enforcement thereof; (b) Changes generally effecting the pharmaceutical or biotechnology industries; (c) Changes in general economic or political conditions or the financing or capital markets in general in the United States or any country or region in the world, or changes in currency exchange rates; and (d) any earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world, sabotage, terrorism, military action or war (whether or not declared); which, in the cases of the foregoing clauses (a), (b), and (c), does not have a materially disproportionate or unique impact on Parent.

“Parent SEC Reports” has the meaning set forth in Section 4.4 hereof.

“Patents” has the meaning set forth in Section 3.13(a) hereof.

“Per Share Contingent Payment” means, with respect to any Contingent Payment, an amount per share of Company Capital Stock or Unit equal to (a) if Series A Preferred Stock, one thousand (1,000) or, if Company Common Stock or a Unit, one (1), multiplied by (b) the quotient of (i) the applicable Contingent Payment divided by (ii) the Fully Diluted Share Number.

“Permitted Liens” means any (a) mechanic’s, materialmen’s, landlord’s and similar Liens, (b) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (c) Liens for current Taxes not yet due and payable, and (d) Liens arising solely by action of Parent.

“Permitted Transfer” means a Transfer by a Seller of the right to receive any portion of any Contingent Payment to an immediate family member of such Seller or to a trust or other estate planning vehicle for the exclusive benefit of one or more immediate family members of such Seller, in each case, for purposes of estate planning.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Personal Data” means non-public personally identifiable information relating to a natural or legal person, the privacy of whom is protected under applicable Law.

“Post-Closing Representation” has the meaning set forth in Section 11.12(a) hereof.

“Pre-Closing Tax Period” means all taxable periods ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Principal Stockholders” has the meaning set forth in the preamble hereto.

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.

“Proprietary Information Agreements” has the meaning set forth in Section 3.13(k) hereof.

“Protected Health Information” shall have the same meaning set forth in 45 C.F.R. §160.103.

“Public Health Service Act” means the Public Health Service Act of 1944, as amended, and the rules and regulations promulgated thereunder.

“Registered Intellectual Property” has the meaning set forth in Section 3.13(a) hereof.

“Regulatory Authority” means any federal, national, or multinational governmental health regulatory agency or authority within a regulatory jurisdiction, with the authority to grant approvals, licenses, registrations or authorizations necessary for the development, manufacture, use, and sale of a pharmaceutical product.

“Representatives” means a Person’s directors, officers, employees, agents or advisors.

“Required Stockholder Vote” has the meaning set forth in Section 3.13 hereof.

“Response Notice” has the meaning set forth in Section 9.6(b) hereof.

“Restricted Consideration Vesting Agreement” has the meaning set forth in the recitals hereto.

“Restricted Party” has the meaning set forth in Section 3.25(b) hereof.

“Restrictive Covenants Agreement” has the meaning set forth in the recitals hereto.

“Restricted Stock” means any stock subject to forfeiture, redemption and/or repurchase pursuant to a restricted stock or similar agreement or arrangement.

“SEC” means the United States Securities and Exchange Commission.

“Security” or “Securities” means any options, warrants, common stock, preferred stock or any other securities or rights to acquire securities.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Sellers” means the Stockholders, each of the Incentive Plan Payees and the Person set forth on Schedule 10.1(b).

“Sellers’ Representative” has the meaning set forth in the preamble.

“Series A Preferred Stock” has the meaning set forth in Section 3.2 hereof.

“Spreadsheet” has the meaning set forth in Section 2.5(a) hereof.

“Spreadsheet Certificate” has the meaning set forth in Section 2.5(b) hereof.

“Standard Form Agreements” has the meaning set forth in Section 3.13(f) hereof.

“Statement of Expenses” has the meaning set forth in Section 5.13 hereof.

“Stipulated Amount” has the meaning set forth in Section 9.6(d) hereof.

“Stock Plan” means the Company’s 2008 Stock Incentive Plan.

“Stock Vesting Agreement” has the meaning set forth in the recitals hereto.

“Stock/Cash Election” has the meaning set forth in Section 2.1(a)(i) hereof.

“Stockholder” means a holder of the Company’s Capital Stock.

“Stockholder Consent” has the meaning set forth in the recitals hereto.

“Stockholder Information Statement” has the meaning set forth in Section 5.5(a) hereof.

“Straddle Period” has the meaning set forth in Section 6.3(b) hereof.

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries or (b) such party or any other Subsidiary of such party is a general partner (excluding any such partnership where such party or any Subsidiary of such party does not have a majority of the voting interest in such partnership).

“Surviving Corporation” has the meaning set forth in Section 1.1 hereof.

“Target Amount” has the meaning set forth in Section 2.2(a) hereof.

“Tax” or “Taxes” means any and all net income, corporate, capital gains, capital acquisitions, alternative minimum, add-on minimum, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, estimated, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge in the nature of a tax, together with any interest and any penalty, addition to tax or additional amount imposed by any Tax Authority.

“Tax Authority” means the IRS and any other domestic or foreign governmental authority responsible for the assessment, determination, collection, imposition or administration of any Taxes.

“Tax Contest” means any audit, assessment, or other examination relating to Taxes by any Tax Authority or any judicial or administrative proceedings relating to Taxes.

“Tax Returns” mean all federal, state, local, and foreign tax returns, declarations, statements, reports, schedules, forms, claims for refund, and information returns and any amendments thereto filed with or submitted to any Tax Authority.

“Technology” has the meaning set forth in Section 3.13(a) hereof.

“Termination Payment” means with respect to the Closing Merger Consideration and each Contingent Payment, if any, the amount calculated as set forth on Schedule 10.1(b), payable in each case to the Person set forth on Schedule 10.1(b).

“Trade Law” means all applicable Laws relating to the sale, marketing, promotion, export or re-export of goods and accompanying software, the transfer of technology, and financial transactions related thereto promulgated or enforced by the Office of Foreign Assets Control in the United States Department of the Treasury, the Bureau of Industry and Security in the United States Department of Commerce or any other department or agency of the United States federal government, including, without limitation, the Arms Export-Control Act, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Export Administration Act (as extended and amended by Executive Orders), the 1930 Tariff Act, the Foreign Corrupt Practices Act, the Export Administration Regulations, the International Traffic in Arms Regulations, trade sanctions regulations codified at 31 CFR Part 500 et seq., the United States Customs Regulations.

“Trademarks” has the meaning set forth in Section 3.13(a) hereof.

“Transfer” has the meaning set forth in Section 2.4(b)(iii)(4) hereof.

“Transfer Taxes” has the meaning set forth in Section 2.12 hereof.

“Unit” means each Unit, as such term is defined in the Incentive Plan.

“Voting Debt” has the meaning set forth in Section 3.2(e) hereof.

“WARN Act” has the meaning set forth in Section 3.12(c) hereof.

“Working Capital Adjustment” has the meaning set forth in Section 2.2(b) hereof.

Section 10.2 Interpretation.

(a) When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

(b) Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(c) The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(d) The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e) A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(f) A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(g) Only such documents and information as have been made available to Parent in the electronic data room of the Company to which Parent was provided access at least five (5) Business Days prior to the date hereof shall be considered to have been “made available” or “provided” to Parent for purposes of this Agreement and the Company shall deliver to Parent a complete copy on compact disk or DVD of all documents made available in such data room.

(h) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Survival. The waiver of any condition based on any representation, warranty, covenant or obligation will not affect the right to indemnification, payment for Damages, or other remedy related to such representation, warranty, covenant or obligation. Notwithstanding any other provision of this Agreement, it is the intention of the parties hereto that the foregoing survival periods and termination dates supersede any applicable statute of limitations applicable to such representations and warranties.

Section 11.2 Fees and Expenses. Except as specifically provided in this Agreement, all fees, costs and expenses incurred or accelerated in connection with this Agreement and the consummation of the Merger or any of the other transactions contemplated hereby as well as any transfer taxes contemplated by Section 2.10 hereof (the “Merger Expenses”) incurred by the Company or the Stockholders shall be included in Closing Date Liabilities on the Closing Balance Sheet (without duplication) and all Merger Expenses incurred by Parent or Merger Sub shall be paid by Parent. For purposes of the foregoing definition, any fees and expenses of counsel to the Company unpaid as of the date of the Closing Balance Sheet, to the extent not reflected thereon, or incurred thereafter will be deemed to be Merger Expenses and deducted from the Merger Consideration.

Section 11.3 Amendment. This Agreement may not be amended except by an instrument in writing signed by or on behalf of Parent, the Merger Sub and the Company. This Agreement may be amended by the written agreement by each of the Company and Parent on behalf of all of the parties hereto but no amendment shall be made that by Law requires further approval by the Stockholders without such approval.

Section 11.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

Section 11.5 Notices. All notices and other communications hereunder shall be in writing (and shall be deemed given upon receipt) if delivered personally, sent by facsimile transmission (receipt of which is confirmed) or by mail to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to the Company, to

X-Body, Inc.

100 Beaver Street

Waltham, MA 02453

Attention: Brant Binder

Fax: [omitted]

Email: [omitted]

with a copy (which shall not constitute notice) to

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Attn: Jeffrey Hermanson, Esq.

Fax: (617) 526-5000

Email: jeffrey.hermanson@wilmerhale.com

and

(b)	if to Parent, to

Juno Therapeutics, Inc.

307 Westlake Avenue North

Suite 300

Seattle, WA 98109

Attention: General Counsel

Email: [omitted]

with a copy (which shall not constitute notice) to

Woodside Counsel, PC

203 Redwood Shores Parkway, Suite 620

Redwood Shores, California 94065

Attention: Gregory Smith

Fax: 650-632-1691

Email: Gregory@woodsidecounsel.com

and

(c)	if to the Sellers’ Representative, to

Brant C. Binder

[omitted]

Fax: [omitted]

Email: [omitted]

(d) if to a Principal Stockholder, to the address set forth opposite his, her or its name on Schedule A, hereto.

Section 11.6 Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 11.7 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 11.8 Entire Agreement; Assignment. This Agreement (including the Exhibits and Schedules attached hereto) together with the Ancillary Agreements (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, any provisions of such agreements which are inconsistent with the transactions contemplated by this Agreement being waived hereby, including, without limitation, that certain Summary of Terms, between the Company and Parent; provided, that the Confidential Disclosure Agreement shall remain in effect in accordance with its terms; and (b) shall not be assigned by operation of law or otherwise except that Parent and Merger Sub may assign, in their sole discretion, any or all of their rights, interests and obligations hereunder to any direct or indirect wholly or majority owned Subsidiary or Affiliate of Parent; provided, however, that such assignment shall not relieve Parent of its obligations hereunder.

Section 11.9 Governing Law. This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware without regard to any applicable principles of conflicts of law.

Section 11.10 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 11.11 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or Persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 11.12 Waiver of Conflicts Regarding Representation; Non-Assertion of Attorney-Client Privilege.

(a) Effective as of the Closing, Parent hereby waives and agrees not to assert, and Parent agrees to cause the Surviving Corporation to waive and not to assert, any conflict of interest arising out of or relating to any representation after the Closing (any “Post-Closing Representation”) of the Sellers’ Representative, any Seller, any of their respective Affiliates or any officer, employee or director of the Sellers’ Representative, any Seller, or the Company (any such Person, a “Designated Person”) in any matter involving this Agreement or any agreement, certificate, instrument or other document executed or delivered pursuant to this Agreement or any transaction contemplated hereby or thereby (including any litigation, arbitration, mediation or other proceeding and including any matter regarding the negotiation, execution, performance or enforceability hereof or thereof) by Wilmer Cutler Pickering Hale and Dorr LLP and any other legal counsel currently representing any Designated Person in connection with this

Agreement or any agreement, certificate, instrument or other document executed or delivered pursuant to this Agreement or any transaction contemplated hereby or thereby (including the negotiation, execution or performance hereof or thereof) (the “Current Representation”).

(b) Effective as of the Closing, Parent hereby agrees not to control or assert, and Parent agrees to cause the Surviving Corporation not to control or assert, any attorney-client privilege, work product protection or other similar privilege or protection applicable to any communication between any legal counsel and any Designated Person during the Current Representation in connection with any Post-Closing Representation, including in connection with a dispute with Parent, the Surviving Corporation or any of their respective Affiliates (including, after the Closing, the Company), it being the intention of the parties hereto that, notwithstanding anything to the contrary in Section 1.4 hereof or Section 259 of the DGCL, all rights of any Person under or with respect to such attorney-client privilege, work product protection or other similar privilege or protection, including the right to waive, assert and otherwise control such attorney-client privilege, work product protection or other similar privilege or protection, shall be (and are hereby) transferred to or retained by (as applicable), and vested solely in, such Designated Person.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

JUNO THERAPEUTICS, INC.

/s/ Hans E. Bishop
By:	Hans E. Bishop
Its:	Chief Executive Officer

X ACQUISITION CORPORATION

/s/ Hans E. Bishop
By:	Hans E. Bishop
Its:	Chief Executive Officer

X-BODY, INC.

/s/ Brant C. Binder
By:	Brant C. Binder
Its:	President

SELLERS’ REPRESENTATIVE

/s/ Brant C. Binder
Brant C. Binder

[Signature Page to Agreement and Plan of Merger]

PRINCIPAL STOCKHOLDERS:

/s/ Brant C. Binder
By: Brant C. Binder

/s/ Richard Wagner
By: Richard Wagner

The Binder Trust

/s/ Gordon Binder
By: Gordon Binder Its: Trustee

[Signature Page to Agreement and Plan of Merger]